UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

HAMILTON BEACH BRANDS HOLDING COMPANY

(Name of Registrant as Specified in its Charter)

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HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

NOTICE OF ANNUAL MEETING

The Annual Meeting of stockholders (the “Annual Meeting”) of Hamilton Beach Brands Holding Company (the “Company”) will be held on Wednesday, May 10, 2023 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, the Company’s Named Executive Officer compensation;

3.	To approve, on an advisory basis, the frequency for future advisory votes to approve the compensation of the Company’s Named Executive Officers;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023; and

5.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 17, 2023 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2023 Proxy Statement and Card are being mailed to stockholders commencing on or about March 30, 2023.

We currently intend to hold our Annual Meeting in person. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting webpage which can be accessed at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials for updated information.

Lawrence K. Workman, Jr.

Secretary

March 30, 2023

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a stockholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the internet (www.investorvote.com/HBB); (ii) vote by telephone (1-800-652-8683); or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. If you wish to attend the meeting and vote in person, you may do so. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.

The Company’s Annual Report for the year ended December 31, 2022 is being mailed to stockholders with the 2023 Proxy Statement. The 2022 Annual Report contains financial and other information about the Company but is not incorporated into the 2023 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than the 2023 Proxy Statement is not incorporated by reference into the 2023 Proxy Statement and you should not consider that information to be part of the 2023 Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on May 10, 2023:

The 2023 Proxy Statement and 2022 Annual Report are available, free of charge, at

https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials.

-i-

HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

PROXY STATEMENT

March 30, 2023

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company,” “we,” “our” or “us”), of proxies to be used at the annual meeting of our stockholders to be held on May 10, 2023 (the “Annual Meeting”). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 30, 2023.

If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of eleven director nominees named in this Proxy Statement	FOR	14
2	Approval, on an advisory basis, of the Company’s Named Executive Officer compensation	FOR	20
3	Approval, on an advisory basis, of the frequency for future advisory votes to approve the compensation of the Company’s Named Executive Officers	1 YEAR	20
4	The ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2023	FOR	21
N/A	Any other matter properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders’ own discretion	N/A

The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders of record at the close of business on March 17, 2023 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 10,443,890 outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common”), entitled to vote at the Annual Meeting and 3,628,864 outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common”), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.

At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws (“Bylaws”), the inspectors of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat (1) properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting and (2) proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the “broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Proposal 1 is to elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Our Bylaws provide that our directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a greater number of votes. In accordance with Delaware law and our Bylaws, the eleven director nominees receiving the greatest number of votes will be elected directors.

Proposal 2 is an advisory vote to approve the Company’s Named Executive Officer compensation. Although Proposal 2 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our executive compensation. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 2. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 2.

Proposal 3 is an advisory vote to approve the frequency for future advisory votes to approve the compensation of the Company’s Named Executive Officers. Although Proposal 3 is non-binding, the advisory vote allows our stockholders to express their opinions regarding the frequency of future advisory votes to approve our executive compensation. We will consider the alternative receiving the greatest number of votes to be the recommendation, on an advisory basis, by the stockholders of the frequency of future advisory votes to approve the compensation of the Company’s Named Executive Officers. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 3.

Proposal 4 is an advisory vote to ratify the appointment of EY as our independent registered public accounting firm for 2023. Although Proposal 4 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our appointment of EY as our independent registered public accounting firm for 2023. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 4. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 4.

We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I - CORPORATE GOVERNANCE INFORMATION

About the Company

The Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc. and its subsidiaries (collectively, “HBB”). HBB is a leading designer, marketer, and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. HBB operates in the consumer, commercial, and specialty small appliance markets.

Board Composition

Our Board currently consists of eleven directors. Directors are elected at each annual meeting to serve for one-year terms or until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. Biographical information and qualifications of our directors are included under “Proposal 1 - Election of Directors.”

Board Leadership Structure

Under the Company’s current leadership structure, the Company’s roles of Chairman and Chief Executive Officer are separated, enabling Gregory H. Trepp, our President and Chief Executive Officer to focus on managing the Company and the HBB business and Alfred M. Rankin, Jr., our Non-Executive Chairman, to devote his time and attention to matters of strategic oversight, Board oversight and governance. The Board believes that Mr. Rankin possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and our business. Because of this knowledge and insight, the Board believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead discussions regarding the execution of the Company’s strategies and achievement of its objectives. As Non-Executive Chairman, Mr. Rankin is able to:

•	focus our Board on the most significant strategic goals and risks of our business;

•	utilize the individual qualifications, skills and experience of the other Board members to maximize their contributions to our Board;

•	ensure that each Board member has sufficient knowledge and understanding of our business to enable such member to make informed judgments;

•	facilitate the flow of information between our Board and our management;

•	provide consultation and advice to our management on significant business matters and strategic initiatives;

•	provide experience regarding public company governance and related public company responsibilities; and

•	provide the perspective of a long-term stockholder.

We do not assign a lead independent director. For meetings of the independent directors, the presiding director is determined based upon the context and subject matter of the meeting.

In accordance with the Company’s Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. This determination is made after considering relevant factors, including the specific needs of the business and the best interests of the Company and its stockholders. The Board believes that its current leadership structure is appropriate and meets the Company’s current needs. The Board will regularly assess its leadership structure to determine whether the leadership structure is the most appropriate for the Company at the time.

Directors’ Independence

In making a determination as to the independence of our directors, our Board considered Section 303A of the New York Stock Exchange (“NYSE”) listing standards and broadly considered the materiality of each director’s relationship with us. Based on this criteria, our Board has determined that the following directors are independent:

Mark R. Belgya	Paul D. Furlow
Michael S. Miller	John P. Jumper
James A. Ratner	Dennis W. LaBarre

Board Oversight of Risk Management

The Board oversees our risk management, including by being actively engaged in monitoring key risks and by making appropriate use of Board committees. Through this oversight role, the Board assesses the constantly evolving risks facing the Company and considers the appropriate allocation of oversight authority among the Board and its committees. Each Board committee supports the Board in its oversight of our material risks by focusing on risks related to such committee’s particular area of concentration and expertise. The Board and the appropriate committees regularly review reports and related information provided by management in order to assess our risk management policies and procedures, in an effort to ensure that they are designed in a manner consistent with the Company’s strategy and risk tolerance and implemented as intended, emphasizing appropriate risk awareness. As part of these reviews, the committees regularly report to the Board, enabling the Board to incorporate the insights of such reports into its overall risk oversight analysis.

Cybersecurity is among our Board’s oversight priorities, with the Audit Review Committee supporting the Board in its oversight responsibilities by regularly reviewing our cybersecurity, data privacy, and other information technology risks, controls, and procedures. We rely heavily on information technology systems and recognize that cyber-attacks are becoming not only more common but also more sophisticated. As a result, we focus on developing and executing strategies to mitigate the risks of disruption of our critical systems and to protect the confidentiality, integrity, and availability of our business data as well as that of our customers, employees, and vendors. To mitigate the risks of cybersecurity incidents, we have established a cross-functional cybersecurity task force and leverage established cybersecurity frameworks and practices, which include regularly updating technology, developing security policies and procedures, monitoring and routine testing of information systems, developing an incident response plan, carrying appropriate levels of cybersecurity insurance, and providing cybersecurity awareness training to employees.

Directors’ Meetings and Attendance

Our Board held four meetings in 2022. During their tenure in 2022, all of the directors attended at least 75% of the total meetings held by our Board and the committees on which they served.

In accordance with NYSE rules, our non-management directors meet at regularly scheduled executive sessions without management. These executive sessions are typically held following each regular Board meeting, with the Non-Executive Chairman presiding. In addition, the independent members of the Board meet at least once a year in separately scheduled executive sessions, with the presiding director determined based upon the context and subject matter of the meeting. Additional meetings of the independent directors may be scheduled when the independent directors believe such meetings are desirable. A meeting of the independent directors was held on February 22, 2022.

We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors who were directors on the date of our 2022 annual meeting of stockholders attended the annual meeting.

Board Committees

Our Board has an Audit Review Committee, a Compensation and Human Capital Committee, a Nominating and Corporate Governance Committee (the “NCG Committee”), a Planning Advisory Committee, and an Executive Committee.

The table below shows the current directors, the members of each committee and the number of meetings held in 2022:

Director	Independent	Audit Review	Compensation and Human Capital	NCG	Planning Advisory	Executive
Mark R. Belgya	Yes	X	X		X
J.C. Butler, Jr.	No				X	X
Paul D. Furlow	Yes	X		X	X
John P. Jumper	Yes	X	X	X
Dennis W. LaBarre	Yes	X	X	Chair		X
Michael S. Miller	Yes	Chair	X	X		X
Alfred M. Rankin, Jr.	No				Chair	Chair
Thomas T. Rankin	No
James A. Ratner	Yes	X	Chair	X		X
Gregory H. Trepp	No					X
Clara R. Williams	No				X
2022 Meetings		5	5	4	3	0

Description of Committees

The responsibilities of the Audit Review Committee, Compensation and Human Capital Committee, and NCG Committee are set forth in each committee’s charter, all of which are available on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

Audit Review Committee. The Audit Review Committee has responsibilities in its charter with respect to:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection, compensation, retention and oversight of our independent registered public accounting firm;

•	the performance of our internal audit department and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics;

•	reviewing corporate responsibility disclosures, including environmental, social, and governance disclosures, in the context of SEC requirements;

•	reviewing cybersecurity and data privacy risks, controls and procedures;

•	reviewing related-person transactions;

•	reviewing matters regarding our information systems, practices and procedures as they relate to accounting, auditing and financial reporting; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.

Our Board has determined that:

•	each of Messrs. Belgya and Miller qualify as audit committee financial experts as defined in the rules issued by the U.S. Securities and Exchange Commission (“SEC”); and

•	all members of the Audit Review Committee are independent and financially literate, as described in the listing standards of the NYSE and under the rules of the SEC.

Compensation and Human Capital Committee. The Compensation and Human Capital Committee has responsibilities in its charter with respect to strategic oversight and administration of our policies and programs for compensating our executive officers subject to Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”) and our directors (or any other employees as determined by the Compensation and Human Capital Committee), as well as our policies and practices for developing and investing in the Company’s human capital. Among other things, these responsibilities include:

•	providing strategic guidance regarding the development of human capital strategies and programs that support our business objectives and promote long-term value creation;

•	reviewing and approving corporate goals and objectives relevant to executive officer compensation;

•	evaluating the performance of the Chief Executive Officer (“CEO”) and the other executive officers in light of our corporate goals and objectives;

•	determining and approving CEO and other executive officer compensation;

•	reviewing the Company’s responsiveness to the stockholder advisory vote on executive compensation;

•	considering whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;

•

making recommendations to our Board, where appropriate or required, and taking other actions with respect to all other compensation matters that are subject to Board approval, including incentive plans and equity-based plans;

•	periodically reviewing director compensation; and

•	reviewing and approving the Compensation Discussion and preparing the annual Compensation Committee Report to be included in our Proxy Statement.

The Compensation and Human Capital Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our senior managers. The Compensation and Human Capital Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed herein under “Compensation Consultant.” The Board has determined that each member of the Compensation and Human Capital Committee is independent, as defined in the SEC rules and the NYSE listing standards.

NCG Committee. Among other things, the NCG Committee’s responsibilities contained in its charter include:

•	reviewing and recommending to our Board criteria for membership on our Board;

•	reviewing and recommending to our Board the optimum number and qualifications of directors believed to be desirable;

•	identifying and recommending to our Board specific candidates for membership on our Board;

•

reviewing and making recommendations to our Board regarding the roles and responsibilities of the Board’s committees, particularly with respect to the Board’s oversight of risk management and including the creation of new committees, the modification of existing committees, or other changes to the structure and composition of the Board’s committees;

•	reviewing and, where appropriate, recommending changes to our Corporate Governance Guidelines;

•	overseeing the Company’s policies and practices with respect to corporate responsibility matters, including environmental, social, and governance matters;

•	overseeing new director orientation and director education on topics relevant to the duties and responsibilities of the directors;

•	overseeing evaluations of the Board’s effectiveness; and

•	annually reporting to the Board its assessment of our Board’s performance.

The Board has determined that each member of the NCG Committee is independent, as defined in the NYSE listing standards. The NCG Committee will consider director candidates recommended by our stockholders. See the section herein entitled “Procedures for Submission and Consideration of Director Candidates.” The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board.

Planning Advisory Committee. The Planning Advisory Committee has the responsibilities set forth in its charter, including:

•	acting as a key participant, resource and advisor on various operational and strategic matters;

•	reviewing and advising on a preliminary basis possible acquisitions, divestitures or other transactions identified by management for possible consideration by the Board; and

•	providing general oversight on behalf of the Board with respect to stockholder interests and the Company’s evolving structure and stockholder base.

Executive Committee. The Executive Committee may exercise all powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Corporate Responsibility

Together with our predecessors, we have been enriching consumers’ lives for decades with Good Thinking®, which incorporates teamwork and inspired thinking into all areas of our business and allows us to deliver innovative solutions that improve everyday living. We focus on working to create competitive advantage and long-term value, which requires us to take into consideration a host of complex factors such as impacts to our customers and consumers, our workforce, our vendors and other business partners, our stockholders, the communities in which we operate, and the environment. We believe that effective governance demands that our management team and Board continue to perform the challenging job of exercising sound business judgment—evaluating competing considerations regarding complex issues and appropriately assessing trade-offs so that decisions are well-considered and reflect a reasonable strategy to create sustainable long-term value. We believe that our long-term perspective incorporates corporate responsibility into our governance and, in turn, our strategy, which we believe will maximize the likelihood of long-term value creation.

We believe that taking an integrated approach to issues that impact our business and our stakeholders—including environmental, social and governance (“ESG”) issues—protects the long-term interests of our stockholders by enhancing the health, prospects and sustainability of our business. We are committed to preparing for the future and being a responsible corporate citizen for the benefit of our customers and consumers, our workforce, our vendors and other business partners, our stockholders, the communities in which we operate, and the environment.

In 2021, we established a cross-functional, employee-led ESG Advisory Committee to evaluate environmental, social and governance topics in order to provide input to our management team. This advisory committee evaluates and shares relevant information regarding ESG practices and progress. In addition, the ESG Advisory Committee provides input for our ESG-related disclosures, including the Human Capital Resources summary included in the Company’s Annual Report on Form 10-K and this Proxy Statement. We expect the work of our ESG Advisory Committee to continue to enhance our understanding of the impact of our business on our various stakeholders, which we think will strengthen our ability to make well-considered decisions that are in the long-term best interests of our stockholders.

Governance

Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we may qualify as a “controlled company,” as defined in Section 303A of the listing standards of the NYSE. Under the listing standards of the NYSE, a controlled company is not required to comply with certain corporate governance requirements. Such requirements include having a majority of independent directors and having a nominating and corporate governance committee and compensation committee composed entirely of independent directors, each with written charters and annual performance evaluations for each committee.

Although the Company may qualify as a controlled company, our Board evaluates its governance practices annually and has elected not to make use of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, the majority of the members of our Board are independent, as described in the NYSE listing standards. Our Audit Review Committee, NCG Committee and Compensation and Human Capital Committee are all composed entirely of independent directors. Each committee has a written charter that describes the purpose and responsibilities of the committee, and each committee conducts an annual evaluation of its performance based on the responsibilities set forth in its charter.

Our Board sets the tone for the Company and provides a foundation for strong governance practices. Our Board reflects a balance of longer-tenured members with in-depth knowledge of our business, and newer members who bring valuable attributes, skills and experiences that are relevant to our business and the challenges we face. We believe this combination results in a well-balanced membership that combines a diversity of experience, skill and intellect, enabling the Company to pursue its long-term, strategic objectives effectively.

The NCG Committee oversees and reviews our corporate responsibility programs, including environmental, social and governance matters, while the Compensation and Human Capital Committee oversees compensation programs and provides strategic oversight and guidance regarding our development and execution of human capital strategies and programs.

Environmental Sustainability

We are committed to conducting our business in a manner that not only complies with our environmental obligations, but also is environmentally responsible. Our employee-led Environmental Sustainability Committee provides input to our management team regarding sustainability initiatives. For example, through our recycling and recertification program, we recycle certain electronics and research and development products, as we strive to continue to reduce the amount of waste sent to landfills. We also recognize the importance of sustainability in the everyday lives of our consumers. As a result, we are committed to promoting environmental sustainability by bringing to market appliances that are environmentally friendly and that enable our customers to reduce or eliminate waste. One such example is our water filtration appliances, which help to mitigate the impact of single use plastic bottles.

Social

The Company considers its commitment to people, including its employees, customers and consumers, and the local communities in which it operates as a primary focus of corporate responsibility. The Company’s priority on people focuses on four principal areas: human capital resources, consumer health and safety, engagement with local communities, and supply chain management.

Human Capital Resources

Our business is dependent upon, and focused on, people—our employees, our customers and the consumers who enjoy our appliances, and the communities in which we live. Our culture is built on and centered around Good Thinking®, which incorporates teamwork, service and inspired thinking into all areas of our business. We believe that this values-based culture is a core strength that provides the foundation for our working environment and our employees. Good Thinking® is more than developing new products; it inspires everything we do.

Within this culture, our people are our most valuable resource, and we expect them to remain the key to our success for decades to come. We strive to create an environment that attracts, engages and develops the talent necessary to enable our performance and growth, including by offering competitive compensation and benefits, providing attractive professional growth opportunities, and insisting that everyone be treated with dignity and respect and be afforded equal opportunity. We also recognize the basic human need to feel a sense of inclusion, belonging, and meaning. So, we strive to foster an environment in which our people are passionate about our business and our Good Thinking® culture, have a seat at the table, and genuinely believe that they are doing meaningful work. We believe that employees with diverse backgrounds, experiences and viewpoints bring value to our Company, especially when coupled with a strong culture of trust in which competing ideas are not only allowed but encouraged to emerge. We strongly believe that this type of environment drives discretionary effort, morale, creativity, initiative and retention—and, in turn, long-term competitive advantage and value creation. Within the framework of our Good Thinking® culture, we operate as One Team and strive to enrich the lives of our customers and consumers by delivering innovative solutions that improve everyday living, all while having a positive, lasting impact on our people and the communities in which we operate.

We are committed to achieving the highest standards of legal and ethical conduct, including by protecting the human rights and fair treatment of our employees. Our policies and programs—including our Code of Corporate Conduct and other compliance policies, our employment-related policies, and our Human Rights Policy—are designed to support this effort.

As of December 31, 2022, the Company employed approximately 700 employees in four countries—Canada, China, Mexico, and the United States, of which approximately 95% were full time and the remaining were part time. Approximately 3% of our workforce is covered by collecting bargaining agreements, all of whom are based in Canada or Mexico. There are approximately 500 employees in the United States with about half of those based at the Company’s headquarters in Richmond, Virginia, which is home to the Company’s product design, development and marketing teams as well as its state-of-the-art test kitchen and UL-certified test laboratory. Most of the remaining employees in the United States support the operation of our Byhalia, Mississippi distribution centers. We consider employee relations to be good.

Occupational Health and Safety

One of our top priorities is protecting the health and safety of our workforce. We are committed to maintaining a safe work environment and operating in a safe, secure and responsible manner. We require all Company personnel to perform their work in a manner that complies with legal requirements protecting the safety and health of all persons from unreasonable risks. In addition to maintaining property and equipment in safe operating conditions, our occupational health and safety framework includes certain safety training programs and safety-related processes and procedures as we strive to ensure the health and safety of our workforce. Employees are encouraged to initiate safety improvements, participate in safety committees, and reinforce safe behaviors.

Talent Acquisition, Development and Retention

The long-term success and growth of our business depend in large part on our ability to execute an effective talent strategy that attracts, engages and grows a highly talented and committed workforce capable of enabling and leading our performance. To meet our talent objectives, we utilize key strategies and processes related to recruitment while we remain focused on continuing to strengthen our onboarding and ongoing learning development in the wake of the coronavirus (“COVID-19”) pandemic. We monitor market compensation and benefits to be able to attract, retain and promote employees and reduce turnover and its associated costs. Through our total rewards programs, we strive to offer competitive compensation, benefits and services to our full-time employees including, incentive plans, recognition plans, defined contribution plans, healthcare benefits, tax-advantaged spending accounts, employee assistance programs and other programs such as sick leave, paid vacation and holidays.

We are a learning organization committed to the goal of continuous improvement and the development of our workforce. To empower our employees to reach their full potential, we offer certain training, learning experiences and resources, such as “Hamilton Beach University”—a cross-functional learning program designed not only to help employees learn about our Company, our products and our industry but also to stay abreast of emerging trends and to develop job-specific skills.

Diversity and Inclusion

As an equal opportunity employer, we make decisions without regard to race, color, religion, creed, gender, sexual orientation, gender identity, marital status, national origin, age, veteran status, disability, or any other protected class. We strive to cultivate diversity of perspective in our workforce and believe teammates with diverse backgrounds, experiences and viewpoints bring value to our organization and improve our Good Thinking® and, in turn, our decision-making. We strive to create a workplace in which employee differences are embraced and competing perspectives are encouraged to emerge, allowing robust collaboration and teamwork to drive better decision making and more favorable results for all stakeholders. All employees participate in training intended to enhance our awareness of the benefits of a diverse and inclusive workforce, to encourage more meaningful collaboration, and to strengthen team effectiveness.

COVID-19

Throughout the pandemic we have monitored the changing landscape of local requirements and guidelines and have made changes to our workplace protocols as necessary. We continue to monitor diligently the developments related to COVID-19 and to adjust as needed to perform our business requirements while providing a safe environment for our workforce.

We have been impressed by the resiliency and adaptability demonstrated by our employees throughout the pandemic. We believe that their ability to remain flexible and to work productively and collaboratively and, in many cases, remotely during such stressful and unpredictable times is a testament to the strength of our Good Thinking® culture. We also believe that the pandemic-related challenges have strengthened us and that we now are better positioned to adjust work locations and patterns if other disruptive events were to occur.

Consumer Health & Safety

The strength of our brands depends on the trust that we earn from our consumers and, if we are to enrich consumers’ lives with Good Thinking®, our products must be known to be safe. For example, materials and component parts that contact food must be non-toxic and free of heavy metals and, because our products are primarily electrical appliances, the plastics used in them must satisfy very strict flammability, impact and material strength requirements.

We have deep expertise in our products, consumer use of our products, and potential consumer misuse. We develop, test and refine the design of each of our products. We research usage patterns and conduct multiple design and safety reviews. As a result, our detailed specifications meet and often exceed applicable safety standards such as those of Underwriters Laboratories, the Canadian Standards Association and the International Electrotechnical Commission.

We also carefully select our manufacturing partners, developing long-term relationships with organizations committed to our rigorous standards. All products must meet our detailed specifications and performance standards, and we actively monitor supplier performance on an ongoing basis. For example, we generally require our suppliers to submit weekly quality data, which results in feedback through formal corrective action requests. This prompt feedback drives the elimination of defects at the source and improves product quality, which is critical to safety.

Our suppliers must perform inspections of incoming component parts and raw materials, in-process quality control inspections along each assembly line, and end-of-line audits on a specified portion of product that has passed in-process inspections. With approximately 29 employees based in China dedicated to quality assurance, we routinely conduct supplier quality audits, manufacturing process audits, social accountability audits, and U.S. Customs Trade Partnership Against Terrorism audits. Additionally, we perform pre-shipment inspections on every shipment from a supplier, and we routinely audit product after arrival in our distribution centers.

Engagement with Local Communities

We recognize the interdependency among our business and the health of the communities in which we operate. We strive to be a responsible corporate citizen by supporting our local communities and helping them remain safe, healthy and resilient—which we think is not only the right thing to do but also in the long-term best interests of our stockholders.

We are proud of our contributions to the communities where we live and work. We have a focused and active charitable contributions program in which we seek to support not-for profit organizations in our communities, including by providing an employee matching gift program of up to $5,000 per employee per year. We also offer our employees one paid day off per year to volunteer. We are pleased that many of our employees are active in our communities, volunteering or otherwise contributing their time, energy and resources. We encourage this strong engagement and believe that it strengthens our Company, our people and our communities. We also participate in other charitable initiatives, including product donations and programs to enhance employee engagement with charitable organizations. For example, since 2018 we regularly have donated sets of small kitchen appliances to the new owners of homes built by Habitat for Humanity in the communities surrounding Richmond, Virginia, the location of our headquarters office.

Supply Chain Management

We are committed to achieving the highest standards of ethical and legal conduct for our Company and our business partners. We purchase substantially all our finished products from suppliers in China, which we evaluate and select carefully based on a number of important factors, including high quality standards, compliance with law, and compliance with prevailing international standards regarding fair competition and human rights. Our supplier agreements require suppliers to comply with our Supplier Code of Conduct, which subjects the suppliers to audit and imposes rigorous requirements regarding human rights and the treatment of workers. These requirements set standards regarding topics such as environmental compliance, conflict minerals, anti-discrimination, compensation and benefits, working hours, working conditions, and worker health and safety, and include zero tolerance provisions relating to child labor, forced labor, harassment, abuse, and compliance with importation laws.

Code of Conduct

We have adopted a Code of Corporate Conduct that applies to all of our directors and employees and is designed to provide guidance on how to behave legally and ethically while performing work for the Company. We also have adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors are available free of charge on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

All of our directors and senior management employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct.

Hedging and Speculative Trading Policies

The Company prohibits directors, officers and certain designated employees from purchasing financial instruments, including pre-paid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any change in the market value of equity securities granted by the Company as part of his or her compensation or held, directly or indirectly, by the officer, director or employee. However, the Company does not prohibit employees who are not officers or designated employees from engaging in such transactions.

Shares of Class A Common that are issued to directors and certain senior management employees of the Company for compensatory purposes generally are subject to transfer restrictions beginning on the last day of the applicable performance period. During this time frame, the shares may not be transferred (subject to certain exceptions), hedged or pledged. Directors and the most senior management employees of the Company are required to hold their shares for 10 years while less senior management employees of the Company are required to hold shares for periods of either three years or five years. The Company has a policy that prohibits directors, officers and certain designated employees from pledging shares of non-restricted Class A or Class B Common without the Company’s consent.

Review and Approval of Related-Person Transactions

Alfred M. Rankin, Jr. is the brother of Thomas T. Rankin, the father of Clara R. Williams, and the father-in-law of J.C. Butler, Jr., each of whom is a director. As indicated herein on the Director Compensation Table, Mr. Thomas Rankin received $176,959, Ms. Williams received $186,136 and Mr. Butler received $189,890 in total compensation from the Company for their service as directors in 2022. Mr. Alfred M. Rankin, Jr. received $774,369 in total compensation from the Company for his service as a director and for services rendered pursuant to the consulting agreement between Mr. Rankin and the Company which had been approved by the Audit Review Committee for 2022. For 2023, the Audit Review Committee approved the renewal of the consulting agreement with Mr. Rankin. The Director Compensation Table in Part II contains details about these arrangements.

The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our Law Department is primarily responsible for the processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether the related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.

Based on this review, the Audit Review Committee will determine whether to approve any such related-person transaction. The Audit Review Committee will not approve any such related-person transaction if it determines that such related-person transaction is inconsistent with the interests of the Company and its stockholders.

Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Communications with Directors

Our stockholders and other interested parties may communicate with our Board as a group, with the non-management directors as a group, or with any individual director by sending written communications to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors. However, any communications that are considered improper for submission will not be provided to the directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business, or communications that relate to improper or irrelevant topics.

Report of the Audit Review Committee

The Audit Review Committee oversees our financial reporting process on behalf of the Board. The Audit Review Committee is comprised solely of independent directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee’s responsibilities are listed above in the section entitled “Description of Committees” and its charter is available at www.hamiltonbeachbrands.com/investors/corporate-governance. In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed with Company management the audited financial statements contained in our Annual Report.

The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles (“GAAP”), its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC. In addition, the Audit Review Committee has discussed with EY the firm’s independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with EY’s independence. The Audit Review Committee also reviewed and discussed with management and EY the Company’s audited financial statements for the year ended December 31, 2022, the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and EY’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed by the Company with the SEC.

MICHAEL S. MILLER, Chairman

MARK R. BELGYA	PAUL D. FURLOW	JOHN P. JUMPER
DENNIS W. LABARRE	JAMES A. RATNER

PART II - PROPOSALS TO BE VOTED ON AT THE 2023 ANNUAL MEETING

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Nominee Information

Our Board currently consists of eleven members. The directors will hold office from election until the next annual meeting or until their successors are elected (or, if applicable, until their death, resignation, or removal). All of the nominees presently serve as our directors and were elected at our 2022 annual meeting of stockholders.

It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees listed below unless contrary instructions are received. We have no reason to believe that any of the nominees will be unable to serve, if elected. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

The disclosure below provides biographical information about each director nominee. The disclosure presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which the nominee currently serves as director or has served as director during the past five years. We also highlighted certain notable qualifications and skills that led our Board to conclude that each should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each current director has also demonstrated a strong commitment of service to the Company.

Mark R. Belgya: Age 62; Director Since 2017

Retired Vice Chair and Chief Financial Officer of The J. M. Smucker Company since September 2020. From May 2018 to present, Director of the Fossil Group, Inc.

As Vice Chair and Chief Financial Officer of The J. M. Smucker Company, Mr. Belgya was responsible for oversight of the Finance, Internal Audit, Investor Relations, Information Services, Corporate Operations and Supply Chain functions. As a result of his 35 years of experience with The J. M. Smucker Company, Mr. Belgya brings to our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.

J.C. Butler, Jr.: Age 62; Director Since 2017

President and Chief Executive Officer of NACCO Industries, Inc. (“NACCO”) since October 2017. President and Chief Executive Officer of The North American Coal Corporation (NACoal, a wholly owned subsidiary of NACCO) since July 2015. Vice President—Finance, Treasurer and Chief Administrative

Officer of NACCO from prior to 2016 to September 2017. Senior Vice President-Project Development and Administration and Mississippi Operations of NACoal from July 2014 to July 2015. Director of Hyster-Yale Materials Handling, Inc. since prior to 2016 and of NACCO since September 2017. Serves on the board of the National Mining Association.

With over 20 years of service as a member of management at NACCO while we were its wholly owned subsidiary, Mr. Butler has extensive knowledge of our operations and strategies.

Paul D. Furlow: Age 53; Director Since 2019

Co-Founder/Co-President of Dixon Midland Company (a private equity investment firm) since 1998.

With over 20 years of experience as the Co-President of a private equity investment firm and member of the Boards of Directors of several of the companies in which his firm holds investments, Mr. Furlow brings to the Board the unique perspective of a professional investor. In addition, Mr. Furlow’s experience as Co-President of an industrial lighting manufacturing company will allow him to provide valuable insight to the Board on matters related to operations and strategic planning.

John P. Jumper: Age 78; Director Since 2017

Retired Director and former Chairman and CEO of Leidos Holdings, Inc. (an applied technology company) and Retired Chief of Staff, United States Air Force. From prior to 2016 to present, Director of NACCO Industries, Inc. From prior to 2016 to present, Director of Hyster-Yale Materials, Handling, Inc. From prior to 2016 to May 2018, Director of Leidos Holdings, Inc.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. General Jumper’s service on the boards of other publicly traded corporations and his experience as Chairman and CEO of two major publicly traded companies allow him to provide valuable insight to the Board on matters of corporate governance and executive compensation policies and practices. In addition, General Jumper brings extensive cybersecurity knowledge and expertise to our Board. His cybersecurity experience includes overseeing the creation of the first information warfare squadron in the U.S. Air Force during his tenure leading the U.S. Air Force and also serving as CEO of Leidos, which is a leading federal cybersecurity contractor for the U.S. Department of Defense, U.S. Department of Homeland Security and United States Intelligence Community including the National Security Agency.

Dennis W. LaBarre: Age 80; Director Since 2017

Retired Partner of Jones Day (a law firm). From prior to 2016 to present, Director of Hyster-Yale Material Handling, Inc. From prior to 2016 to present, Director of NACCO Industries, Inc.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on the NACCO Board and through his involvement with its committees.

Michael S. Miller: Age 71; Director Since 2017

Retired Managing Director of The Vanguard Group. From prior to 2016 through 2022, Director of Vanguard’s Irish-domiciled funds and management company. From 2016 to present, Director of NACCO Industries, Inc. From March 2021 to present, Board Trustee of Vanguard Charitable.

Mr. Miller’s qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard’s Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard’s affiliated companies.

Alfred M. Rankin, Jr.: Age 81; Director Since 2017

Non-Executive Chairman of the Company and its principal subsidiary, Hamilton Beach Brands, Inc. From September 2017 to December 2018, Executive Chairman of the Company. From prior to 2016 to present, Chairman and Chief Executive Officer of Hyster-Yale and Chairman of Hyster Yale Group. From prior to 2016 to February 2021, President of Hyster-Yale. From September 2017 to present, Non-Executive Chairman of NACCO and, from prior to 2016 to present, Chairman of NACCO’s principal subsidiary, North American Coal Corporation. From prior to 2016 to September 2017, Chairman, President, and CEO of NACCO.

In over 45 years of service as a Director of NACCO, our former parent company, and as a Senior Manager at NACCO, Mr. A. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insights resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Mr. A. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.

Thomas T. Rankin: Age 75; Director Since 2017

Retired Owner and President of Cross Country Marketing (a private food brokerage firm). Mr. T. Rankin has also served, in recent years, as a Director of our principal subsidiary, Hamilton Beach Brands, Inc.

Mr. T. Rankin is the grandson of the founder of NACCO Industries and brings the perspective of a long-term stockholder to our Board.

James A. Ratner: Age 78; Director Since 2017

Partner of RMS Investment Group, LLC (a real estate investment company). From December 2016 to December 2018, Non-Executive Chairman of Forest City Realty Trust, Inc. From prior to 2016 to 2017, Executive Vice President of Forest City Realty Trust, Inc. From prior to 2016 to September 2017, Director of NACCO Industries, Inc.

Mr. Ratner’s experience as Chairman and in senior management of a major publicly traded company provides our Board with valuable insight into corporate governance and strategy.

Gregory H. Trepp: Age 61; Director Since 2017

Director, President and Chief Executive Officer of Hamilton Beach Brands Holding Company from September 2017. From prior to 2016, Director, President and Chief Executive Officer of Hamilton Beach Brands, Inc.

With over 20 years of service in HBB’s senior management, including as the President and CEO, Mr. Trepp has extensive knowledge of the operations and strategies of our businesses and our industry.

Clara R. Williams: Age 52; Director Since 2020

President and founder of the Clara Williams Company (a jewelry manufacturing, marketing, and distribution company) since 2002. Director of the Company’s principal subsidiary, Hamilton Beach Brands, Inc., from September 2017 to present.

Prior to founding the Clara Williams Company, Ms. Williams held senior level positions in sales, marketing and business development with several large technology companies. Ms. Williams has considerable knowledge of our operations and strategies as a result of her service as a director of the Company’s principal subsidiary. As a graduate of Harvard Business School, Ms. Williams’ extensive business experience allows her to provide our Board with valuable insight on matters related to our marketing, sales and operations strategies.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE

DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Director Compensation

The following table sets forth all compensation each director received for their 2022 service as a director of the Company and as a director of our principal subsidiary, other than Gregory H. Trepp. In addition to serving as a director, during 2022 Mr. Trepp also served as President and CEO of the Company. Mr. Trepp did not receive any compensation for service as a director. His compensation for service as CEO is shown on the Summary Compensation Table.

DIRECTOR COMPENSATION

For Fiscal Year Ended December 31, 2022

Name	(A) Fees Earned or Paid in Cash ($)(1)	(B) Stock Awards ($)(2)	(C) All Other Compensation ($)(3)	Total ($)
Mark R. Belgya	$83,023	$108,542	$8,394	$199,959
J.C. Butler, Jr.	$75,023	$108,542	$6,325	$189,890
Paul D. Furlow	$83,023	$108,542	$8,394	$199,959
John P. Jumper	$83,023	$108,542	$6,325	$197,890
Dennis W. LaBarre	$108,023	$108,542	$8,394	$224,959
Michael S. Miller	$103,023	$108,542	$6,325	$217,890
Alfred M. Rankin, Jr. (4)	$120,023	$148,020	$506,325	$774,369
Thomas T. Rankin	$65,023	$108,542	$3,394	$176,959
James A. Ratner	$98,023	$108,542	$8,394	$214,959
Clara R. Williams	$70,023	$108,542	$7,571	$186,136

(1)

Amounts in this column reflect the annual retainers and other fees earned by the directors in 2022 and paid in cash. They also include payment for fractional shares of Class A Common that were paid under the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, referred to as the “Non-Employee Directors Plan,” described below.

(2)

Under the Non-Employee Directors Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the “Mandatory Shares”). They are also permitted to elect to receive all or part of the remainder of the retainers in the form of shares of Class A Common (the “Voluntary Shares”). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares that were granted to directors under the Non-Employee Directors Plan, determined pursuant to Financial

Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “FASB ASC Topic 718.” No Voluntary Shares were granted to directors for 2022. See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for more information regarding the accounting treatment for our equity awards. All Mandatory Shares and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of the fiscal year ended December 31, 2022.

(3)

The amount listed includes: (a) Company-paid life insurance premiums; (b) Company-paid premiums for accidental death and dismemberment insurance for the director and his or her spouse; and (c) with the exception of Messrs. Butler, Jumper, Miller and Alfred Rankin, personal excess liability insurance for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and the director’s spouse under our matching charitable gift program in the amount of $5,000 for each director (other than Mr. Thomas T. Rankin). The amount listed for Mr. Alfred M. Rankin, Jr. includes $500,000 for compensation received pursuant to his consulting arrangement with the Company as described in Note (4) below.

(4)

Mr. Alfred M. Rankin, Jr. retired from his position as the Executive Chairman of the Company effective December 31, 2018 and became the Non-Executive Chairman of the Board effective January 1, 2019. Mr. Rankin and the Company entered into a consulting agreement pursuant to which Mr. Rankin receives a monthly consulting fee of $41,666.67. The consulting agreement is a one-year agreement that began on January 1, 2019 and will automatically renew for successive one-year periods unless either party provides written notice of the non-renewal at least thirty days prior to the expiration of the then current term. Our Audit Review Committee and Compensation and Human Capital Committee formally reviewed Mr. Rankin’s consulting agreement and the services provided thereunder and approved the renewal of the consulting agreement for 2023.

Additional Information Relating to the Director Compensation Table

The compensation program for non-employee directors is established by the Compensation and Human Capital Committee based on recommendations made by Korn Ferry, an independent compensation consultant. Korn Ferry performs an in-depth evaluation of our director compensation program on a triennial basis, which evaluation last occurred in August 2020, and performs interim reviews annually. Korn Ferry utilizes the National Association of Corporate Directors’ survey of director compensation, which survey contains data for 1,400 companies in 24 industries and focuses on small companies with $500 million to $1 billion in annual revenues.

In connection with its review of our director compensation program, Korn Ferry also reviews the compensation structure for our Non-Executive Chairman, which includes an annual retainer of $250,000 to serve as the Non-Executive Chairman and $500,000 for consulting services that are in addition to the responsibilities of Non-Executive Chairman of the Board. Mr. Rankin has extensive executive management experience, including long-tenured service as a public company CEO, and provides valuable advice and insight regarding the Company’s development and implementation of its strategic priorities and risk management programs. Based on Korn Ferry’s most recent review of Mr. Rankin’s total compensation, the Compensation and Human Capital Committee has determined that Mr. Rankin’s compensation is reasonable for his duties and responsibilities and the services he provides and, therefore, made no change for 2023.

Under the 2022 non-employee director compensation program, each non-employee director, except the Non-Executive Chairman of the Board, was entitled to receive the following compensation in 2022 for service on our Board and on our subsidiaries’ boards of directors:

Type of Compensation	Amount
Annual Board Retainer:	$175,000 ($110,000 of which is required to be paid in transfer-restricted shares of Class A Common)

Annual Committee Retainer:	$8,000 Audit Review Committee member; $5,000 for members of the other Board Committees except the Executive Committee; $0 for the Executive Committee

Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman; $15,000 Compensation and Human Capital Committee Chairman; $10,000 for Chairman of other Board Committees except the Executive Committee; $0 for the Executive Committee Chairman

Annual Retainer for Service on a Subsidiary Board of Directors:	$20,000 ($0 for directors who also serve as a director of the Company)

As the Non-Executive Chairman of the Board, Mr. Alfred M. Rankin, Jr. was entitled to receive an annual retainer of $250,000 ($150,000 of which is required to be paid in transfer-restricted shares of Class A Common). Mr. Rankin was also entitled to receive $5,000 per committee for his service on the Charitable Contributions Committee and the Planning Advisory Committee, and $10,000 for his service as Chair of the Planning Advisory Committee.

The retainers for all of the directors are paid quarterly in arrears. No meeting fees are paid, but each director is also reimbursed for expenses incurred as a result of attendance at meetings.

Under the Non-Employee Directors Plan, each non-employee director receives shares of Class A Common that are subject to restrictions generally prohibiting transfer of such shares for a period of 10 years, with any fractional shares paid in cash. The number of shares of Class A Common issued to a director is determined by the following formula:

the dollar value of the quarterly installment of the portion of the retainer that is required to be paid in transfer-restricted shares of Class A Common divided by the average closing price of shares of Class A Common on the NYSE at the end of each week during such quarter.

These shares are fully vested on the date of issue, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, as previously mentioned, the directors are generally required to hold the shares for a period of up to 10 years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be assigned, pledged, hypothecated or otherwise transferred except by will or by laws of descent and distribution, in the event of divorce pursuant to a qualified domestic relations order or to a trust or partnership for the benefit of the director or his or her spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:

•	death, cessation of service due to permanent disability or five years from the date the director is no longer on the Board;

•	the date that a director is both no longer a member of our Board and has reached age 70; or

•	at such other time as determined by the Board in its sole discretion.

In addition, each director may elect to receive Class A Common in lieu of cash for up to 100% of the balance of the retainer. These Voluntary Shares are not subject to the foregoing restrictions. Under the Non-Employee Directors Plan, no director may receive more than 30,000 shares of Class A Common in any calendar year.

Each director also received (1) $50,000 in Company-paid life insurance; (2) Company-paid accidental death and dismemberment insurance for the director and spouse; (3) reimbursement of insurance premiums for personal excess liability insurance for specified directors; and (4) $5,000 in matching charitable contributions for participating directors.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”), and Section 14A of the Exchange Act, we are asking our stockholders to cast a non-binding advisory vote on the Company’s Named Executive Officer (“NEO”) compensation, commonly referred to as a “say-on-pay” vote. The vote is not intended to address specific items of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

At our 2022 annual meeting, the compensation of our NEOs received approval from approximately 99% of the stockholder votes cast. We believe that this result demonstrates our stockholders’ endorsement of our Compensation and Human Capital Committee’s executive compensation decisions and policies.

We encourage stockholders to read the Executive Compensation Information section of this Proxy Statement, including the Compensation Discussion and compensation tables, for a more detailed discussion of our compensation programs and policies.

Action Requested

The Board asks stockholders to vote on the following advisory resolution:

“RESOLVED, THAT THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION IN THE COMPANY’S 2023 PROXY STATEMENT, IS HEREBY APPROVED.”

Nature and Frequency of Stockholder Vote

Although the say-on-pay vote is advisory and non-binding, the Board and its Compensation and Human Capital Committee value the views of our stockholders and expect to consider the voting results in connection with future compensation policies and decisions. The Board has determined that holding an annual advisory say-on-pay vote is appropriate for the Company at this time. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We expect the next say-on-pay vote to be held at the 2024 annual meeting of stockholders.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2 TO

APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S NAMED EXECUTIVE

OFFICER COMPENSATION.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under the Dodd Frank Act and Section 14A of the Exchange Act, we are asking you to cast a non-binding advisory vote recommending the frequency with which we should hold future stockholder advisory votes to approve the compensation of our NEOs.

This advisory vote, commonly known as a “frequency” or “say-when-on-pay” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a say-on-pay vote. You may vote for future say-on-pay votes to be held every “1 YEAR,” “2 YEARS,” or “3 YEARS” or abstain from voting in response to this proposal. We are required to hold a “frequency” or “say-when-on-pay” vote at least once every six years.

The result of the “frequency” or “say-when-on-pay” vote will not be binding on us or our Board; however, the Board values the views of our stockholders. The Board and Compensation and Human Capital Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding frequency advisory vote is scheduled to be conducted every six years. The next “frequency” or “say-when-on-pay” vote is expected to take place at our 2029 annual meeting of stockholders.

YOUR BOARD RECOMMENDS THAT YOU VOTE FOR EVERY “1 YEAR” FOR THE FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

We believe you should vote for us to conduct say-on-pay votes every year (“1 YEAR”) for the following reasons:

•	a say-on-pay vote every year provides stockholders with the most immediate and direct way to provide input with respect to the Company’s compensation arrangements;

•	a say-on-pay vote every year promotes the highest degree of transparency regarding our compensation structure;

•	a say-on-pay vote every year is consistent with best practices and good corporate governance; and

•	many of the leading stockholder advisory firms and institutional stockholders support annual say-on-pay votes.

For these reasons, the Board unanimously recommends that stockholders vote for us to conduct any required stockholder advisory vote on NEO compensation every 1 YEAR.

PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

The Audit Review Committee selected Ernst & Young LLP (“EY”) as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY’s performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with EY’s retention. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of EY’s lead audit partner. The Audit Review Committee annually evaluates EY’s performance and determines whether to reengage the independent registered public accounting firm.

While we are not required to obtain stockholder ratification of the appointment of EY as our independent registered public accounting firm, our Board believes that stockholder ratification is a sound governance practice.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL 4 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

It is expected that EY representatives will attend the Annual Meeting and have an opportunity to make a statement, if desired. If in attendance, the representative will be available to answer appropriate questions.

If our stockholders fail to vote in favor of the appointment of EY, the Audit Review Committee will take such actions as it deems necessary. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2023 if it determines such a change would be in the best interests of the Company and its stockholders.

Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Review Committee charter requires that all audit and permitted non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Review Committee. These services may include audit services, audit-related services, tax services and, in limited circumstances, other services. For 2022, the Audit Review Committee authorized us to engage EY for specific audit and audit-related services up to specified fee levels.

Fee Information

Fees for professional services provided by our auditors in 2022 and 2021 are included in the table below:

	2022	2021
Audit Fees (1)	$1,553,162	$1,484,393
Audit-Related Fees (2)	0	0
Tax Fees (3)	5,683	25,000
All Other Fees	0	0

Total	$1,558,845	$1,509,393

(1)

“Audit Fees” principally include services rendered by EY for the audit of our annual financial statements and internal controls, the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits and regulatory filings with the SEC.

(2)	“Audit-Related Fees” include assurance and related services rendered by EY for accounting advisory matters and audits of certain employee benefit plans.

(3)	“Tax Fees” include tax consultation related services rendered by EY for certain routine tax matters.

PART III - EXECUTIVE COMPENSATION INFORMATION

Following are the material elements of our 2022 compensation objectives and policies, as they relate to the NEOs listed in the Summary Compensation Table. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes, and text in the Proxy Statement.

The Company is a smaller reporting company under the SEC’s amended definition of “smaller reporting company.” Although this permits the Company to scale its compensation disclosures to reduced levels, we voluntarily chose to provide many of the compensation-related disclosures required for large public companies. The Company is disclosing compensation for three NEOs—our principal executive officer and the two other most highly compensated executive officers at the end of the fiscal year. These disclosures contain two years of compensation data in the Summary Compensation Table.

Summary of our Named Executive Officer Compensation Program

Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to our stockholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, and defined contribution retirement benefits.

Pay for Performance

We align our executive compensation with corporate performance on both a short-term and long-term basis. In 2022, over 70% of the target compensation for Gregory H. Trepp, our President and Chief Executive Officer, was incentive-based and “at risk” and, as a group, over 50% of the target compensation for all of our other NEOs was incentive-based and “at risk.” See the Total Target Compensation table. In addition, the long-term awards for our NEOs were paid in the form of a combination of cash and shares of Class A Common, described in more detail below, that are subject to significant transfer restrictions (generally, 10 years). The value of these stock awards is at risk based on future Company performance and aligns the interests of our NEOs with those of our stockholders.

Additional information about our named executive officer compensation program:

What We Do	What We Do NOT Do
Equity compensation awards for NEOs generally must be held for 10 years (equity awards cannot be pledged, hedged, or transferred during this time)	We do not provide our NEOs with employment agreements

We provide limited change-in-control protections for all employees that (1) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (2) provide for pro-rata target incentive payments for the year of any change-in-control	We do not provide our NEOs with individual change-in-control agreements

We typically set our target compensation at the 50th percentile of our chosen benchmark and deliver compensation above or below this level based on performance	We do not provide our NEOs with any minimum or guaranteed bonuses

We use an independent compensation consultant	We do not take into account our long-term awards when determining retirement benefits

We provide a modest level of perquisites to NEOs (paid in cash) that are determined based on market reasonableness	We do not have active defined benefit plans and only gave our NEOs credit for time worked under our frozen pension plan

Compensation Discussion

Executive Compensation Governance

The Compensation and Human Capital Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation and Human Capital Committee consist solely of independent directors. The Compensation and Human Capital Committee’s responsibilities are listed in the Corporate Governance Information section, under the heading entitled “Description of Committees,” and its charter is available at http://www.hamiltonbeachbrands.com/investors/corporate-governance.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Capital Committee during 2022 were Mark R. Belgya, John P. Jumper, Dennis W. LaBarre, Michael S. Miller and James A Ratner. None of our executive officers serves (or has served) on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Human Capital Committee.

Named Executive Officers for 2022

The NEOs for 2022 are listed below:

Name	Titles	Employer
Gregory H. Trepp	President and Chief Executive Officer	HBB
R. Scott Tidey	Senior Vice President, Global Sales of HBB	HBB
Michelle O. Mosier	Former Senior Vice President, Chief Financial Officer and Treasurer	HBB

Mr. Tidey served as Senior Vice President, Consumer Sales & Marketing until January 10, 2023. Ms. Mosier resigned as Senior Vice President, Chief Financial Officer and Treasurer, effective January 13, 2023.

Compensation Consultant

The Compensation and Human Capital Committee receives assistance and advice from Korn Ferry, an internationally recognized compensation consulting firm. The Compensation and Human Capital Committee directly engaged Korn Ferry, and Korn Ferry reports to the Compensation and Human Capital Committee. Korn Ferry also provides advice to and discusses compensation issues directly with management.

Korn Ferry makes recommendations regarding substantially all aspects of compensation for our directors and senior management employees, including the NEOs. Korn Ferry, however, does not design the Company’s compensation programs. For 2022, Korn Ferry was engaged, in general, to make recommendations regarding:

•	Director compensation levels;

•	Salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint), and total target compensation for senior management positions;

•	Salary point levels, salary midpoints, and incentive targets for new senior management positions and/or changes to current senior management positions; and

•	Salary midpoints and/or range movement for all other employee positions.

All salary point recommendations are determined through consistent application of the Korn Ferry salary point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

A Korn Ferry representative attended one of the Compensation and Human Capital Committee meetings in 2022 and, during that meeting, consulted with the Compensation and Human Capital Committee in executive session without management present. Korn Ferry also provided limited non-executive compensation consulting services to the Company in 2022. The Compensation and Human Capital Committee assessed the independence of Korn Ferry and considered all relevant factors, including the six factors set forth in Rule 10C-1(b)(4)(i)-(vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Korn Ferry. Based on this review, we are not aware of any conflict of interest that has been raised by Korn Ferry’s services.

Korn Ferry’s General Industrials Survey — Salary Midpoint

For 2022, Korn Ferry used its proprietary General Industrials Survey as the basis for recommendations concerning total target compensation for our senior management employees, including the NEOs. The General Industrials Survey contains data from a broad group of domestic industrial organizations, ranging in size from approximately $500 million to $1 billion in annual revenue, which reflects the Company’s size. We did not select the entities that comprise this Survey group, and the component entities’ identities were not a material factor in this analysis.

The Compensation and Human Capital Committee chose this Survey as its benchmark because it provides relevant information regarding compensation paid to employees with similar skill sets used in our industry and represents the talent pool from which we recruit. In addition, the use of a broad-based Survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the Survey results in any particular year. The Survey provides a competitive framework for recruiting employees from outside our industry.

Using its proprietary salary midpoint methodology, Korn Ferry compares positions of similar scope and complexity with the data contained in the General Industrials Survey. Korn Ferry then derives a median salary level for each salary point level targeted at the 50th percentile of the General Industrials Survey (the “salary midpoint”). The Compensation and Human Capital Committee typically sets target compensation levels at the salary midpoint determined by Korn Ferry because it believes the use of salary midpoints (1) helps ensure our compensation program provides sufficient compensation to attract and retain talented executives and (2) maintains internal pay equity, without overcompensating our employees. Because salary midpoints are based on each salary point level, all employees at a particular salary point level generally have the same salary midpoint. The salary midpoint provided by Korn Ferry then is used to calculate the total target compensation of senior management, including the NEOs.

Compensation Policy, Objectives, and Methodology

The guiding principle of our compensation program is the maintenance of a strong link among an employee’s compensation, individual performance and the performance of the Company or the subsidiary or business unit for which the employee performs services. The primary objectives of our program are to:

•	attract, retain, and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	help ensure management’s interests are closely aligned with those of our stockholders; and

•	maintain consistency in compensation.

The Compensation and Human Capital Committee establishes a comprehensively defined “total target compensation” amount for each senior management employee (including each NEO) following rigorous evaluation standards to maintain internal consistency. In this process, the Compensation and Human Capital Committee reviews documentation for the NEOs and other senior management employees that list each employee’s title, salary points, and the following information for the current year, as well as the proposal for the subsequent year:

•	salary midpoint, as determined by Korn Ferry from the General Industrials Survey;

•	cash in lieu of perquisites (if applicable);

•

short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation and Human Capital Committee, with advice from Korn Ferry, for each salary grade);

•	long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	total target compensation, which is the sum of the foregoing amounts; and

•	base salary (a defined amount related to the salary midpoint).

In November 2021, the Compensation and Human Capital Committee reviewed compensation information for each NEO to decide whether to make changes to the 2022 compensation program. The Compensation and Human Capital Committee determined that the overall program was consistent with its compensation objectives and did not make any material changes for 2022.

The Compensation and Human Capital Committee views the various components of compensation as related but distinct. While the Compensation and Human Capital Committee determines the salary midpoint based on the information provided from the General Industrials Survey, it generally sets base salary levels between 80% and 120% of salary midpoint. The Compensation and Human Capital Committee also obtains the total target incentive compensation amounts from the General Industrials Survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate employees.

The following table sets forth each component of total target compensation in dollars and as a percentage of the target total compensation for each NEO, as recommended by Korn Ferry and approved by the Compensation and Human Capital Committee for 2022:

TOTAL TARGET COMPENSATION FOR 2022

Named Executive Officers	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)(2)		(A)+ (B)+ (C)+ (D) Target Total Compensation ($)
Gregory H. Trepp	$822,800	26.4%	$34,992	1.1%	$740,520	23.8%	$1,513,952	48.6%	$3,112,264
R. Scott Tidey	$508,500	40.8%	$19,992	1.6%	$279,675	22.4%	$438,581	35.2%	$1,246,748
Michelle O. Mosier	$362,300	48.3%	$15,996	2.1%	$163,035	21.7%	$208,323	27.8%	$749,654

(1)

NEOs are paid a fixed dollar amount of cash in lieu of perquisites. These amounts are paid ratably throughout the year. The dollar amounts provided to NEOs in 2022 reflect a defined perquisite allowance for each senior management employee based on salary point levels, pursuant to a triennial analysis performed by Korn Ferry in 2020 and approved by the Compensation and Human Capital Committee.

(2)

The amounts shown include a 15% increase from the Korn Ferry-recommended long-term incentive target award that the Compensation and Human Capital Committee applies to account for the immediately taxable nature of awards under the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (“Long-Term Equity Plan”).

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (1) the Hamilton Beach Brands, Inc. Employees’ Retirement Savings Plan (401(k)) (or “HBB 401(k)”), a tax-qualified defined contribution plan; and (2) the Hamilton Beach Brands, Inc. Excess Retirement Plan (“HBB Excess Plan”), a non-qualified defined contribution plan. Certain NEOs and other employees also are entitled to frozen pension benefits under the Hamilton Beach Brands, Inc. Pension Plan (“HBB Pension Plan”). In addition, the Compensation and Human Capital Committee may award discretionary cash and equity bonuses to employees, including the NEOs.

Base Salary

The Compensation and Human Capital Committee sets annual base salaries intended to be competitive in the marketplace to recruit and retain talented senior management employees. Base salaries provide employees with a set amount of cash during the year with the expectation that they will perform their responsibilities to the best of their abilities and in accordance with our best interests.

For 2022, the Compensation and Human Capital Committee determined the base salary for NEOs by generally taking into account their individual performance for 2021 and the relationship of 2021 base salary to the new 2022 salary midpoint for the salary point level. Salaries generally are set between 80% and 120% of an employee’s salary midpoint. The Compensation and Human Capital Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by Korn Ferry;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal accomplishments or corporate events that occurred during 2021.

Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller or no salary increases.

The following table sets forth base salary for each NEO for 2022, including cash paid in lieu of perquisites:

BASE SALARY FOR 2022

Named Executive Officer	Salary Midpoint ($)	Base Salary ($) and as a Percentage of Salary Midpoint (%)		Salary Increase (%) Compared to 2021 Base Salary	Cash in Lieu of Perquisites ($)
Gregory H. Trepp	$822,800	$785,200	95.4%	4.0%	$34,992
R. Scott Tidey	$508,500	$502,867	98.9%	4.0%	$19,992
Michelle O. Mosier	$362,300	$407,465	112.5%	3.0%	$15,996

For 2022, the Compensation and Human Capital Committee approved the base salary increases for the NEOs primarily to align their salaries more closely to the market for their respective roles.

Incentive Compensation

One of the principles of our compensation program is that senior management employees, including NEOs, generally are compensated based on the performance of the Company and/or the business unit for which the employee performed services. In 2022, all of the NEOs participated in (1) the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (“Short-Term Plan”) and (2) the Long-Term Equity Plan. In 2022, non-U.S. senior management employees participated in the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan (“Long-Term Cash Plan”) and none of the NEOs participated in or had outstanding awards under the Long-Term Cash Plan.

Overview. Our incentive compensation plans are designed to align the compensation interests of senior management with our short-term and long-term interests. As such, a significant portion of the NEOs’ compensation is linked directly to the attainment of specific financial and operating targets. The Compensation and Human Capital Committee believes a material percentage of NEOs’ compensation should be contingent on the performance of the Company and its subsidiaries. As illustrated on the Total Target Compensation table above, over 70% of Mr. Trepp’s 2022 target compensation was variable or “at risk” and tied to Company performance and, as a group, over 50% of the other NEOs’ target compensation was tied to Company performance. For 2022, the CEO’s incentive compensation payouts exceeded the sum of his fixed payments (base salary plus perquisites) for the year.

The performance criteria and target performance levels for the incentive plans are established within the Compensation and Human Capital Committee’s discretion, and generally are based on management’s recommendations as to the performance objectives of the Company or the particular business unit for the year. Three types of performance targets are used in the incentive plans:

•

Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in the 2022 annual operating plan (“AOP”). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria. In 2022, the Compensation and Human Capital Committee set the financial performance targets under the Short-Term Plan against the 2022 AOP so that employees would receive an incentive payout if they achieved AOP results in the short-term. However, the entry level and maximum payment limits under the Short-Term Plan were set so that employees would not be over-compensated simply for meeting AOP goals.

•

Targets Based on Long-Term Goals. Other performance targets are not based on the 2022 AOP. Rather, they are based on long-term goals established by the Compensation and Human Capital Committee. Because these targets are not based on the AOP, it is possible in any given year that the level of actual performance may be above or below the specified performance target for that year. The performance targets under the Long-Term Equity Plan are examples of targets that are based on long-term corporate objectives. These targets represent performance that the Compensation and Human Capital Committee believes the Company should deliver over the long-term, not the performance that is expected in the current year or the near term.

•

Operating Profit Over-Ride. The Compensation and Human Capital Committee approved an adjusted operating profit “over-ride” feature for each incentive plan for 2022. This feature provides for a reduction in the payouts otherwise determined under the pre-established performance targets under the incentive plans unless a separate adjusted operating profit target is achieved.

Each NEO is eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that is equal to a percentage of the NEO’s salary midpoint. The final payout, however, may be higher or lower than the target amount, depending on actual Company performance.

Incentive Compensation Tables. The following factors should be considered when reviewing the incentive compensation tables:

•

The Compensation and Human Capital Committee considered the factors described in the Overview above to set the performance criteria and target performance levels for the 2022 incentive compensation awards. The particular performance criteria for 2022 were chosen because they were believed to have a positive correlation with long-term stockholder returns.

•

For 2022, the maximum awards under the Short-Term Plan could not exceed 150% of the target award level (or $2,500,000 per participant per year). The dollar-denominated awards under the Long-Term Equity Plan could not exceed 150% of the target award level (or the greater of $12,000,000 and the fair market value of 500,000 shares of Class A Common, determined at the time of payment, per participant per year).

•

The achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation and Human Capital Committee. The formulas do not provide for straight-line extrapolation of the performance target to the maximum payment target.

•

Target awards for each executive are equal to a specified percentage of the executive’s 2022 salary midpoint, based on the number of salary points assigned to the position and the appropriate level of incentive compensation targets recommended by Korn Ferry and adopted by the Compensation and Human Capital Committee at that level. The Compensation and Human Capital Committee then increases the target award amounts under the Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•

The plans have a one-year performance period. Final awards are determined after year-end by comparing actual performance to the Compensation and Human Capital Committee’s pre-established performance targets.

•

The Compensation and Human Capital Committee, in its discretion, may decrease or eliminate awards. The Compensation and Human Capital Committee, in its discretion, also may increase awards and approve the payment of awards where business unit performance otherwise would not meet the minimum criteria set for payment of awards. As a result, these awards incentivize performance during the year, but are potentially subject to substantial payout discretion in certain years. No such discretion was implemented for 2022.

•

Short-Term Plan awards are paid annually in cash. Long-Term Equity Plan awards are paid annually in a combination of cash and transfer-restricted shares of Class A Common. Shares issued to NEOs under the Long-Term Equity Plan are subject to a ten-year holding period to provide an incentive over the ten-year period to increase the value of the Company, which in turn increases the value of the stock awards.

•	All awards are fully vested when issued.

Short-Term Incentive Compensation

Depending on the NEO’s position, the Short-Term Plan was designed to provide target short-term incentive compensation of between 45% and 90% of each NEO’s 2022 salary midpoint. The following table shows the short-term target awards and payouts approved by the Compensation and Human Capital Committee for each NEO for 2022:

TARGET SHORT-TERM COMPENSATION FOR 2022

Named Executive Officer	(A) 2022 Salary Midpoint	(B) Short-Term Plan Target as a % of Salary Midpoint	(C) = (A) x (B) Short-Term Plan Target ($)	(D) Short-Term Plan Payout as % of Target (%)	(E)= (C) x (D) Short-Term Plan Payout ($)
Gregory H. Trepp	$822,800	90%	$740,520	63.8%	$472,452
R. Scott Tidey	$508,500	55%	$279,675	63.8%	$178,433
Michelle O. Mosier	$362,300	45%	$163,035	63.8%	$104,016

The following table shows the performance criteria established by the Compensation and Human Capital Committee to determine the final incentive compensation payments for 2022 under the Short-Term Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted ROTCE (1)	30%	13.3%	9.4%	51.3%	15.4%
Adjusted Net Sales	40%	$678,995,813	$640,949,007	86.0%	34.4%
Adjusted Operating Profit (2)	30%	$37,697,816	$29,643,888	46.6%	14.0%
Final Payout Percentage (3)					63.8%

(1)

Return on Total Capital Employed (“ROTCE”) is defined in the Short-Term Plan as (a) Earnings Before Interest After-Tax after adjustments divided by (b) Average Total Capital Employed after adjustments. Earnings Before Interest After-Tax is the sum of net income from continuing operations plus after-tax net interest expense. Average Total Capital Employed is equal to (x) the sum of Average Debt and Average Stockholders’ Equity less (y) Average Cash. Average Debt, Average Stockholders’ Equity and Average

Cash are calculated taking the sum of the balance at the start of the year and the balance at the end of each of the next twelve months divided by thirteen. The following amounts show the adjusted 2022 ROTCE for purposes of determining 2022 Short-Term Plan payouts:

(Amounts in thousands)
2022 Net Income from Continuing Operations	$25,267
Less: 2022 Adjustments to Net Income from Continuing Operations	($6,852)
Plus: 2022 Interest Expense, Net	$4,651
Less: Income Taxes on 2022 Interest Expense	($1,163)
Adjusted Earnings Before Interest After-Tax	$21,903
2022 Average Stockholders’ Equity	$113,943
Plus: 2022 Average Debt	$125,256
Less: 2022 Average Cash	($1,206)
Less: Adjustments to Average Total Capital Employed	($5,541)
Adjusted Average Total Capital Employed	$232,453
Adjusted ROTCE	9.4%

Adjustments to Earnings Before Interest After-Tax and Average Total Capital Employed are for non-recurring or special items established by the Compensation and Human Capital Committee at the time the ROTCE target was set. Adjustments related to the after-tax impact of the following types of items as compared to the amounts included in the AOP are made, if applicable, including:

•	tangible or intangible asset impairments;

•	restructuring costs including reduction in force and disposal of a subsidiary;

•	loss related to, and investment in, a subsidiary accounted for as discontinued operations, held for sale, or in bankruptcy, liquidation or a similar process;

•	certain patent infringement and other litigation and settlement costs;

•	environmental expenses, asset retirement obligations, and early lease termination expenses;

•	costs relating to valuation allowances against deferred tax assets; and

•	costs relating to changes in laws and regulations.

(2)	In calculating the final performance results, adjustments were made for various items, generally consistent with the adjustments listed in Note (1).

(3)

Had Adjusted Operating Profit not exceeded a specified operating profit target for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This feature acts as an additional control which reflects the Compensation and Human Capital Committee’s view that full incentive compensation payments should not be paid if HBB does not meet a minimum Operating Profit threshold for the year. Because Adjusted Operating Profit exceeded the specified operating profit target in 2022, no reduction occurred.

Long-Term Incentive Compensation

The purpose of our long-term incentive compensation program is to enable senior management employees, including NEOs, to accumulate capital through managerial performance, which the Compensation and Human Capital Committee believes contributes to the future success of our business. Our long-term incentive plans require a significant long-term commitment on the part of our senior management, and stock sales (under the Long-Term Equity Plan) generally are not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which encourages executives to focus on our long-term profitability and strengthens the tie between stockholders’ and NEOs’ long-term interests.

Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the Compensation and Human Capital Committee does not consider an NEO’s long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.

Long-Term Cash Plan. In 2022, only non-U.S. senior management employees participated in the Long-Term Cash Plan and none of the NEOs participated in or had outstanding awards under the Long-Term Cash Plan. Awards under the Long-Term Cash Plan are paid in cash after a three-year holding period, except for earlier payments (approved by the Compensation and Human Capital Committee) due to retirement, death, disability, and other limited circumstances. Awards are credited to separate sub-accounts established for each participant each year, and the sub-accounts are credited with a minimum of 2% interest each year (up to a maximum of 14%).

Long-Term Equity Plan. In 2022, all senior executives in the U.S., including our NEOs, participated in the Long-Term Equity Plan which provides awards in the form of 65% transfer-restricted Class A Common and 35% cash to approximate income tax withholding obligations. Class A Common is the only type of equity available under the Long-Term Equity Plan. The Company does not sponsor a plan that provides stock options or any other type of equity. Shares awarded to NEOs under the Long-Term Equity Plan generally may not be transferred for 10 years following the last day of the award year. During the holding period, the value of the awards is subject to change based on the value of the shares. In other words, the award’s value is enhanced as the value of the stock increases (or is reduced as the value of the stock decreases). As a result of annual grants under the Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares an NEO holds increases each year and, consequently, our executives accumulate exposure to long-term Company performance, which strongly aligns the interests of NEOs with those of other stockholders.

Target awards under the Long-Term Equity Plan are expressed initially as a dollar amount equal to a percentage of the participant’s salary midpoint based on the long-term incentive compensation targets for that salary point level recommended by Korn Ferry (increased by 15%) and adopted by the Compensation and Human Capital Committee. When paid, the full amount of the award, including the fair market value of the shares on the date of payment, is fully taxable to the participant. The actual number of shares issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•

the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2021 calendar year (or such other previous calendar year as determined by the Compensation and Human Capital Committee no later than the 90th day of the award year), which price was $18.334; or

•	the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2022 award year, which price was $12.080.

Participants have all the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The award shares issued are subject to transfer restrictions that generally lapse the earliest of (1) 10 years after the last day of the performance period (for senior management other than NEOs, three, five or ten years depending on salary point level); (2) the participant’s death or permanent disability; or (3) three years from the date of retirement (or earlier with the approval of the Compensation and Human Capital Committee). The Compensation and Human Capital Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were requested by or granted to the NEOs in 2022.

For 2022, the Long-Term Equity Plan was designed to provide target long-term incentive compensation between 50% and 160% of the NEO’s 2022 salary midpoint, depending on the NEO’s position. The table below shows the long-term target awards (including a 15% increase in the target percentages to reflect the immediately taxable nature of the equity awards) and payouts approved by the Compensation and Human Capital Committee for each NEO for 2022:

TARGET LONG-TERM COMPENSATION FOR 2022

Named Executive Officer	(A) 2022 Salary Midpoint ($)	(B) Long-Term Plan Target as % of Salary Midpoint (1)	(C)=(A) x (B) Long-Term Plan Target ($)(1)	(D) Long-Term Plan Payout as (%) of Plan Target (2)	(E)=(C) x (D) Total Long- Term Award ($)	(F) Shares Issued (#)(3)	(G) Grant Date Fair Value of Shares Awarded ($)(4)	(H) Fair Value of Long- Term Plan Payout ($)(5)
Gregory H. Trepp	$822,800	184.0%	$1,513,952	74.7%	$1,194,526	60,853	$798,696	$1,194,526
R. Scott Tidey	$508,500	86.3%	$438,581	74.7%	$346,046	17,628	$231,368	$346,046
Michelle O. Mosier	$362,300	57.5%	$208,323	74.7%	$164,369	8,373	$109,896	$164,369

(1)

The target percentages include a 15% increase in the target awards which will be granted to Long-Term Equity Plan participants to account for the immediately taxable nature of the equity awards. This is the amount that is used by the Compensation and Human Capital Committee when analyzing the total compensation of the NEOs.

(2)	Refer to the table below for detailed calculations of the 2022 payout percentage for the Long-Term Equity Plan.

(3)

Awards under the Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the Compensation and Human Capital Committee when analyzing the total compensation of the NEOs. As a result, these awards incentivize performance during the year, but are potentially subject to substantial payout discretion in certain years. No such discretion was implemented for 2022. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and transfer-restricted shares (approximately 65%). The number of shares issued to a participant for an award and shown in Column (F) is determined by taking the dollar amount of the stock component of the award and dividing it by the formula share price of $12.080 (calculated as described above under “Long-Term Equity Plan”). Fractional shares are paid in cash. As required under the Long-Term Equity Plan, at the time the stock was issued, Michelle O. Mosier surrendered a portion of her shares (86 shares of Class A Common) to pay for additional tax withholding obligations associated with the award.

(4)

Column (G) represents the grant date fair value of the shares awarded computed in accordance with FASB ASC Topic 718, which was $13.125 per share. This is the same amount that is disclosed in the Summary Compensation Table.

(5)	The amount shown in column (H) is the sum of (a) the cash distributed, and (b) the amount shown in Column (G).

The following table shows the performance criteria established by the Compensation and Human Capital Committee to determine final incentive compensation payments for 2022 under the Long-Term Equity Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Net Sales (1)	30%	—	—	87.9%	26.4%
Adjusted Operating Profit (1)	30%	—	—	23.7%	7.1%
Project Focus List (2)	40%	100.0%	103.0%	103.0%	41.2%
Final Payout Percentage (3)					74.7%

(1)

In 2022, the Compensation and Human Capital Committee used three metrics under the Long-Term Equity Plan—net sales, operating profit, and achievement versus a Project Focus List. The use of these metrics reflects our focus on increasing profitability over the long-term. We do not disclose the net sales or operating profit targets or results because they would reveal competitively sensitive financial information to our competitors. The Compensation and Human Capital Committee believed HBB could meet both the sales target and operating profit target, which were established in such a manner that the Compensation and Human Capital Committee believed to be challenging but achievable with extensive effort by HBB employees. In calculating the final operating profit performance results, adjustments were made for various items consistent with the adjustments listed in Note (1) to the Short-Term Plan performance criteria table.

(2)

We do not disclose the Project Focus List targets or results due to their competitively sensitive nature. Among other items, they identify specific future projects, customers and strategic activities that enhance stockholder value over time. The Compensation and Human Capital Committee believed HBB could meet the Project Focus List targets, which were established in such a manner that the Compensation and Human Capital Committee believed to be challenging but achievable with extensive effort by HBB employees. The Board monitored progress throughout 2022 and the Compensation and Human Capital Committee completed a full year review of progress. For 2022, the Compensation and Human Capital Committee determined that the NEOs earned 103% of the Project Focus List target amounts based on a review of Company achievement against the Project Focus List elements.

(3)

Had Adjusted Operating Profit not exceeded a specified target for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This feature acts as an additional control which reflects the Compensation and Human Capital Committee’s view that full incentive compensation payments should not be paid if HBB does not meet a minimum Operating Profit threshold for the year. Because Adjusted Operating Profit exceeded the specified target in 2022, no reduction occurred.

Other Compensation of Named Executive Officers

Discretionary Transfer-Restricted Stock Awards. The Company also maintains the Hamilton Beach Brands Holding Company Supplemental Executive Long-Term Incentive Bonus Plan (“Supplemental Equity Plan”), which gives the Compensation and Human Capital Committee flexibility to award additional discretionary equity compensation. Supplemental Equity Plan awards generally may not be sold or transferred for 10 years. The Compensation and Human Capital Committee did not grant any awards under the Supplemental Equity Plan for services performed in 2022.

Discretionary Cash Bonuses. The Compensation and Human Capital Committee has authority to grant, and from time to time has granted, discretionary cash bonuses to employees (including NEOs), in addition to the incentive compensation described above. The Compensation and Human Capital Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under the incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2022 performance.

Retirement Plans. The material terms of the various retirement plans are described below and in the footnotes to the Pension Benefit Table and the Nonqualified Deferred Compensation Table.

Defined Benefit Plan. We no longer provide defined benefit pensions to employees, including the NEOs. As of January 1, 1997, the HBB Pension Plan was frozen to new participants and benefit accruals (other than interest credits required by law for frozen cash balance accounts). In 2022, we began the process of terminating the HBB Pension Plan, with a termination effective date of September 30, 2022. Prior to 1997, Mr. Tidey earned pension benefits under the HBB Pension Plan. Mr. Tidey is 100% vested in his pension benefits and may take distributions any time after termination of employment or during a one-time distribution window to be offered generally to participants later in the plan termination process. Mr. Trepp and Ms. Mosier never participated in the HBB Pension Plan.

Defined Contribution Plans. We provide all full-time employees (including, the NEOs) with defined contribution retirement benefits. Employer contributions are calculated under formulas designed to provide employees with competitive retirement income. In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly situated employees. NEOs and other executive officers of the Company, however, receive their benefits under a combination of the tax-qualified HBB 401(k) and the non-qualified HBB Excess Plan. The HBB Excess Plan provides certain retirement benefits that would have been provided under the qualified plan, but that cannot be provided due to federal tax limits and IRS compliance testing rules.

Our defined contribution plans provide the following three types of benefits: (1) employee deferrals of up to 25% of compensation; (2) “safe harbor” employer nonelective contributions equal to 3% of compensation; and (3) profit-sharing benefits. The compensation taken into account under our plans generally includes base salary, overtime and other similar items of compensation required to be reported on a Form W-2 but excludes most other forms of compensation including long-term incentive compensation and other bonus or discretionary payments. Short-term incentive payments and other annual bonuses are included solely for purposes of calculating profit-sharing benefits.

The HBB 401(k) profit-sharing formula is based on a specified percentage of compensation that also takes into account the employee’s age and Company performance for the year. If the Company performs well, the amount of the profit-sharing contribution increases. As applied to the NEOs in 2022, the range of profit-sharing contributions attributable to all eligible compensation were: (1) between 5.3% and 13.2% for all of our NEOs; plus (2) 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

HBB 401(k) profit sharing contributions are subject to a five-year graded vesting schedule and all of our NEOs are 100% vested in their retirement benefits due to their tenure with the Company or their age. Participants have the right to invest their qualified plan account balances among various investment options offered through the HBB 401(k) plan trustee. The HBB 401(k) allows participants who are age 59-1/2 to request withdrawals, as permitted under the tax rules. Benefits otherwise are payable at any time following a termination of employment, and participants may elect various forms of payment including lump sum distributions and installments.

Excess Benefit Plan. The HBB Excess Plan is an excess benefit plan that is exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This means that the employer contributions the Company was unable to contribute to the HBB 401(k) plan on behalf of the NEOs due to tax code and other limitations were instead credited to each person’s accounts under the HBB Excess Plan, generally consisting of excess employer nonelective and other profit sharing contributions. Additionally, under the HBB Excess Plan:

•

except for amounts attributable to excess profit sharing benefits, account balances are credited with interest during the year based on the rate of return of the Vanguard Retirement Savings Trust fixed income fund, which is an investment fund under the HBB 401(k), the qualified plan (14% maximum);

•

amounts credited each year generally are paid by March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the HBB Excess Plan; and

•	the amounts credited are increased by 15% to reflect the immediately taxable nature of the payments.

Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites in the form of cash payments to NEOs, we do not believe these perquisites constitute a material component of the executive officer’s compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2022 is separately disclosed in the Total Target Compensation table.

No Individual Employment or Severance Agreements. During 2022, no NEO had an employment agreement that provides a fixed period of employment, fixed position or duties, or fixed base salary, actual, or target incentive bonus. Upon an NEO’s termination for any reason, the NEO (as other employees) will receive:

•	amounts earned during the term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits under the retirement plans, incentive plans, and the HBB Excess Plan.

There are no individual severance contracts with any NEO. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay under broad-based severance pay plans that generally are available to all salaried employees that provide benefits for a stated period of time based on the length of service, with various maximum time periods. The Compensation and Human Capital Committee will consider the facts and circumstances of an NEO’s separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.

Limited Change in Control Benefits for All Employees. To advance the objective of attracting, retaining and motivating qualified management, the Compensation and Human Capital Committee believes it is appropriate to provide limited change in control protections to the NEOs and other employees. NEOs have the same protections as other senior management employees. In the event of a change in control, employees are provided:

•	the payment of earned, but unpaid vested awards for prior years under the Long-Term Cash Plan; and

•	the payment of a pro-rata target award under the current year’s incentive plans.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any period of time. In addition, no change in control payment will be “grossed up” for any excise tax imposed on an executive as a result of the receipt of payments upon a change in control.

Tax Implications

Deductibility of Executive Compensation. Section 162(m) of the Code (“Section 162(m)”) generally provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million in any taxable year that is paid to certain current or former executive officers.

While the Compensation and Human Capital Committee may consider in very general terms the deductibility of the compensation it awards, the Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation and Human Capital Committee believes that the tax deduction limitation should not compromise the ability to design and maintain executive compensation arrangements that attract and retain the executive talent the Company needs to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Other Policies and Considerations

Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation and Human Capital Committee considers the impact of the Company’s compensation program on the Company’s risk profile. The Committee directed management to undertake an annual detailed risk assessment of our compensation programs. Each year, management reviews our pay practices and incentive programs to identify potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short-term and long-term performance measures; and financial and non-financial performance measures; and allows for use of Compensation and Human Capital Committee discretion. Further, the Company has policies to mitigate compensation-related risk, including lengthy holding periods for long-term equity awards granted to our NEOs; stated payment caps; insider trading prohibitions; independent Compensation and Human Capital Committee oversight; and, as of January 1, 2021, a compensation recoupment policy. The Compensation and Human Capital Committee agreed with the findings of management’s assessment for 2022 that (1) our compensation programs are designed effectively to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Recoupment Policy. Pursuant to our Compensation Recoupment Policy adopted effective January 1, 2021, upon recommendation of the Compensation and Human Capital Committee, the Board may recoup all or part of certain incentive compensation paid to an executive in the event of a material restatement of the Company’s financial results. Due to the SEC’s recent finalization of the Dodd-Frank Act clawback rules, the Company expects to review and consider changes to its Compensation Recoupment Policy during 2023.

Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the executive officers generally must hold the shares of Class A Common granted under the Long-Term Equity Plan for 10 years, which can result in the executive officers holding a significant accumulation of Class A Common during their careers.

Role of Executive Officers in Compensation Decisions. Our management, specifically the President and CEO of the Company, reviews our goals and objectives relevant to the compensation of executive officers. Mr. Trepp annually reviews the performance of each executive officer and makes recommendations based on those reviews to the Compensation and Human Capital Committee, including recommendations regarding salary adjustment and incentive compensation awards. The Compensation and Human Capital Committee separately reviews Mr. Trepp’s performance. In addition to CEO recommendations, the Compensation and Human Capital Committee considers recommendations from its independent compensation consultant (Korn Ferry) who provides advice based on an analysis of similar positions at a broad range of domestic industries and on its understanding of our policies and objectives. The Compensation and Human Capital Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering all recommendations, the Compensation and Human Capital Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.

“Say-on-Pay” Stockholder Vote

When setting executive compensation for 2023, the Compensation and Human Capital Committee took into account the results of the stockholder advisory vote to approve NEO compensation that occurred at our 2022 annual meeting of stockholders. At that meeting, we received strong support for our NEO compensation program, with over 99% of the votes cast approving our NEO compensation. The Board values the views of our stockholders and has determined that an annual advisory say-on-pay vote is a sound governance practice. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We will request another stockholder advisory vote on NEO compensation at our 2024 annual meeting of stockholders.

Compensation Committee Report

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion with the Company’s management. Based on these reviews and discussions, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

JAMES A. RATNER, Chairman

MARK R. BELGYA	JOHN P. JUMPER	DENNIS W. LABARRE
MICHAEL S. MILLER

Compensation Tables

The following tables disclose the compensation of our NEOs for services rendered in 2022.

Summary Compensation Table

The following table sets forth NEO compensation in 2021 and 2022:

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2022

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory H. Trepp, President and Chief Executive Officer	2022	$820,192	$798,696	$868,282	$19,226	$203,363	$2,709,759
	2021	$789,992	$733,847	$956,775	$22,277	$195,920	$2,698,811
R. Scott Tidey, Senior Vice President, Global Sales of HBB	2022	$522,859	$231,368	$293,111	$9,430	$95,370	$1,152,138
	2021	$499,680	$209,233	$316,566	$8,818	$94,293	$1,128,590
Michelle O. Mosier, Former Senior Vice President, Chief Financial Officer and Treasurer	2022	$423,461	$109,896	$158,489	$6,310	$72,009	$770,165
	2021	$411,593	$101,501	$176,980	$6,776	$75,218	$772,068

(1)

The amounts reported under the “Salary” column include both base salary and the perquisite allowance. As previously mentioned, Hamilton Beach provides a defined limited cash perquisite allowance to each senior management employee based on salary point levels, pursuant to advice received from Korn Ferry. These amounts are reported above in the table entitled “Base Salary for 2022.”

(2)

The amounts reported in the “Stock Awards” column represent the accounting grant date fair value of the shares of stock that were granted to NEOs for awards under the Long-Term Equity Plan. The accounting grant date fair value of the shares awarded to each NEO for 2022 was determined in accordance with FASB ASC Topic 718. See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2022 and December 31, 2021 for more information regarding the accounting treatment for our equity awards. Refer to the table under “Long-Term Incentive Compensation” for detailed information regarding the target long-term awards, as well as the dollar-denominated long-term award payouts, under the Long-Term Equity Plan.

(3)

The amounts listed are comprised of (a) the cash payments under the Short-Term Plan, and (b) the cash portion (approximately 35%) of the awards to the NEOs under the Long-Term Equity Plan, earned for 2022.

(4)

Amounts listed in this column reflect only the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, referred to as “Above-Market Interest,” that was credited to the NEO’s accounts under the HBB Excess Plan. We have omitted the changes in the actuarial present value of accumulated benefits under the frozen HBB Pension Plan for the NEOs, which we are not required to report due to the different disclosure rules that apply to smaller reporting companies.

(5)	All other compensation earned during 2022 for each of the NEOs is as follows:

	Gregory H. Trepp	R. Scott Tidey	Michelle O. Mosier
Employer Qualified Profit Sharing Contributions	$11,529	$11,529	$11,529
Employer Excess Plan Profit Sharing Contributions	$164,075	$66,487	$45,263
Other Qualified Employer Retirement Contributions	$9,150	$9,150	$9,150
Other Excess Plan Employer Retirement Contributions	$15,456	$6,536	$3,554
Employer Paid Life Insurance Premiums	$1,781	$1,328	$1,077
Other	$1,372	$340	$1,436

Total	$203,363	$95,370	$72,009

Amounts listed in “Other” include (a) employer-paid premiums for the NEOs’ personal excess liability insurance, (b) executive travel accident insurance premiums and wellness subsidies, and (c) the value of service award gift cards.

Grants Of Plan-Based Awards

The following table sets forth information concerning all awards granted to the NEOs for 2022 and estimated payouts under our incentive plans.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2022

				(A) Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		(B) Estimated Possible Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Gregory H. Trepp	N/A	Short-Term Plan	(3)	$740,520	$1,110,780	N/A	N/A	N/A
	12/31/2022	Long-Term	(4)	$529,883	$794,825	$984,069	$1,476,103	$798,696
		Equity Plan
R. Scott Tidey	N/A	Short-Term Plan	(3)	$279,675	$419,513	N/A	N/A	N/A
	12/31/2022	Long-Term	(4)	$153,503	$230,255	$285,078	$427,617	$231,368
		Equity Plan
Michelle O. Mosier	N/A	Short-Term Plan	(3)	$163,035	$244,553	N/A	N/A	N/A
	12/31/2022	Long-Term	(4)	$72,913	$109,369	$135,410	$203,114	$109,896
		Equity Plan

(1)	There are no minimum or threshold payouts under any of our incentive plans.

(2)	These amounts reflect the accounting grant date fair value of the shares, determined in accordance with FASB ASC Topic 718. These amounts also are reflected in the Summary Compensation Table.

(3)

Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2022 calendar year. Awards are paid in cash (not equity) as soon as practicable after approval by the Compensation and Human Capital Committee. There is no post-2022 payout opportunity under this plan. Amounts disclosed are the target and maximum awards established by the Compensation and Human Capital Committee in early 2022. The amounts the NEOs actually received after the final payout are disclosed in the Summary Compensation Table.

(4)

Awards under the Long-Term Equity Plan are based on a one-year performance period that consists solely of the 2022 calendar year. Awards are paid, partially in transfer-restricted stock (approximately 65%) and partially in cash (approximately 35%), as soon as practicable after approval by the Compensation and Human Capital Committee. Therefore, there is no post-2022 payout opportunity under the plan. Stock awarded under the Long-Term Equity Plan generally may not be sold or transferred for 10 years, beginning on the last day of the performance period. The dollar amounts disclosed are the dollar values of the target and maximum awards established by the Compensation and Human Capital Committee in early 2022. These amounts include a 15% increase to account for the immediate taxation of the equity awards using a 150% maximum award value. The 35% cash portion of the award is listed in column (A) of this table. The 65% stock portion of the award is listed in column (B). The amounts the NEOs actually received are disclosed in the Summary Compensation Table.

Equity Compensation

In 2022 all U.S.-based salaried employees in salary grades 17 and above, including the NEOs, participated in the Long-Term Equity Plan. These employees also are eligible to receive discretionary equity awards under the Supplemental Equity Plan. All awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation and Human Capital Committee. Therefore, no equity awards remain unearned and outstanding for the year ended December 31, 2022.

Awards under the Long-Term Equity Plan are paid partially in cash and partially in the form of fully vested shares of stock subject to transfer restrictions generally for a period of 10 years for NEOs, from the last day of the performance period. Refer to the section above entitled “Long-Term Incentive Compensation” for additional information regarding our equity awards.

The following table reflects the stock awards issued under the Long-Term Equity Plan for 2022 performance. No stock awards were issued under the Supplemental Equity Plan for services in 2022.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2022

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory H. Trepp	60,853	$768,269
R. Scott Tidey	17,628	$222,554
Michelle O. Mosier	8,287	$104,623

(1)

The amounts shown in this table represent the number of shares received by the NEOs. Their awards were granted pursuant to a net exercise, whereby if the amount of the tax liability associated with the stock portion of the awards exceeds the cash awards under the Long-Term Equity Plan then a portion of the shares issued on the date of issuance would be subject to immediate surrender to the Company to pay taxes associated with the stock portion of the awards. As required under the Long-Term Equity Plan, at the time the stock was issued, Ms. Mosier surrendered a portion of her shares (86 shares of Class A Common) to pay for additional tax withholding obligations associated with the award. Prior to this net exercise, Ms. Mosier’s number of shares acquired on vesting and value realized on vesting would have been 8,373 and $105,709, respectively.

(2)

The value realized on vesting is the average of the high and low price of Class A Common (which average price was $12.625) on the March 7, 2023 payout date under the Long-Term Equity Plan for the 2022 awards, which also is the vesting date, multiplied by the number of award shares received.

Stock Options

The Company does not sponsor and never sponsored a stock option plan.

Defined Benefit Pension Plans

The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under the frozen HBB Pension Plan:

PENSION BENEFITS

For Fiscal Year Ended December 31, 2022

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Gregory H. Trepp	N/A (2)	N/A	N/A	N/A
R. Scott Tidey (3)	HBB Pension Plan	3	$12,774	$0
Michelle O. Mosier	N/A (2)	N/A	N/A	N/A

(1)

The amount shown above was determined as of December 31, 2022, which is the measurement date for pension benefits used in our financial statements. In determining the amount shown, the following material assumptions were used:

•	a discount rate of 5.34%;

•	the RP2023 mortality table, projected generationally with scale MP2021 and no adjustments; and

•

the assumed retirement age is the earlier of (a) the plan’s stated normal retirement age or (b) the earliest age at which retirement benefits are available without reduction for age, and no pre-retirement decrement.

(2)	Mr. Trepp and Ms. Mosier never participated in our frozen HBB Pension Plan.

(3)

Mr. Tidey earned a benefit under the cash balance portion of the HBB Pension Plan from January 1, 1994 through December 31, 1996, after which all cash benefits were frozen. His cash balance benefits were computed based on a percentage of pensionable earnings, using an age-based formula. His frozen cash balance account balance continues to earn interest credits based on the one-year U.S. Treasury Bill rate as of the last business day of the prior plan year plus 1%, up to maximum rate of 12%. Mr. Tidey is 100% vested in his cash balance benefits and may take a distribution of his benefits at any time following his termination of employment. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments. Available forms of payment include annuities and a lump sum. As he is age 58, Mr. Tidey may commence distribution of his entire pension at any time following his termination of employment.

Nonqualified Deferred Compensation Benefits

Refer to the section above entitled “Other Compensation of Named Executive Officers – Excess Benefit Plan” for a detailed description of the HBB Excess Plan. The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our HBB Excess Plan:

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2022

Name	Applicable Plan	Executive Contributions in 2022 ($)(1)	Employer Contributions in 2022 ($)(2)	Aggregate Earnings in 2022 ($)(2)	Aggregate Withdrawals/ Distributions in 2022 ($)	Aggregate Balance at December 31, 2022 ($)(3)
Gregory H. Trepp	HBB Excess Plan	N/A	$179,531	$26,946	$197,120	$206,477
R. Scott Tidey	HBB Excess Plan	N/A	$73,023	$10,959	$83,850	$83,982
Michelle O. Mosier	HBB Excess Plan	N/A	$48,817	$7,325	$60,107	$56,142

(1)	The HBB Excess Plan does not permit employee contributions.

(2)

The employer contributions shown in this table are also reflected in the “All Other Compensation” column of the 2022 Summary Compensation Table. The “above-market earnings” portion (in other words, the interest earned in excess of 120% of the long-term applicable federal rate) of the amounts shown in the Aggregate Earnings column of this table also are included in the Nonqualified Deferred Compensation Earnings column of the 2022 Summary Compensation Table.

(3)

Because the entire account balance under the HBB Excess Plan is paid out each year, no portion of the account balances under that plan as of December  31, 2022 were previously reported in prior Summary Compensation Tables.

Potential Payments Upon Termination/Change In Control

As previously discussed above in the section entitled “Limited Change in Control Benefits for All Employees,” the following change in control provisions apply to NEOs during their service: participants will receive a pro-rated target award for the year of the change in control under the incentive plans.

A “change in control” for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued pursuant to Code Section 409A:

•

an acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable involving: (1) any employee benefit plan; (2) the Company; (3) the applicable subsidiary or one of its affiliates; or (4) the parties to the stockholders’ agreement discussed under the section entitled “Amount and Nature of Beneficial Ownership;”

•

the members of the Company’s current Board (and their approved successors) ceasing to constitute a majority of the Company’s Board or, if applicable, the board of directors of a successor of the Company;

•

for those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•

for all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply: (1) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and (2) at the time of the execution of the initial agreement, or of the action of the Board providing such business combination, at least a majority of the members of the Board were incumbent directors.

For purposes of calculating the amount of any potential payments to the continuing NEOs under the table provided below, we assumed that a change in control occurred on December 30, 2022. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. There can be no assurance, however, that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

For Fiscal Year Ended December 31, 2022

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($)(1)
Gregory H. Trepp	$2,254,472
R. Scott Tidey	$718,256
Michelle O. Mosier	$371,358

(1)

This column reflects the award targets under the 2022 incentive plans for the NEOs. Under the change in control provisions of the plans, the NEOs are assumed to be entitled to receive their award targets for 2022 if a change in control had occurred on December 30, 2022. Awards under the Long-Term Equity Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2022 target awards, which includes the 15% increase to account for the immediate taxation of Long-Term Equity Plan awards. As described in Note 4 to the Grants of Plan-Based Awards Table, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of transfer-restricted Class A Common.

Named Executive Officer Departure

Effective January 13, 2023, Ms. Mosier resigned as our Senior Vice President, Chief Financial Officer and Treasurer. Ms. Mosier did not receive any incremental or enhanced compensation or benefits as a result of her voluntary departure.

CEO Pay Ratio

As a smaller reporting company, the Company is exempt from the requirement to disclose the ratio of our CEO’s annual total compensation to that of our median employee. We, nevertheless, have chosen to provide the ratio of Mr. Trepp’s annual total compensation to the annual total compensation of our median employee (“Median Employee”) for 2022.

For purposes of this year’s disclosure relating to 2022 pay, we did not repeat the process described below for selecting the new Median Employee because there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. As a result, under SEC rules, we are allowed to again use last year’s median employee for purposes of this year’s pay ratio calculation and disclosure. We used the process described below to select a median employee for 2020 in connection with our proxy statement filed in 2021. Then, due to the departure of that median employee during 2021, we selected a different median employee for 2021 in connection with our proxy statement filed in 2022. The median employee for 2021 (who is also our Median Employee for this year’s proxy statement) was the employee listed immediately below the prior year’s median employee in the group of employees produced by the analysis and process described below.

We chose December 31, 2020 as the date for identifying the Median Employee (“Determination Date”) and used taxable wages as our consistently applied compensation measure. We reviewed total compensation for the period beginning January 1, 2020 and ending December 31, 2020. Our analysis included 827 individuals employed at any time during 2020 by the Company and its subsidiaries, excluding Mr. Trepp, in full-time, part-time, and seasonal roles (including individuals working outside of the United States). We did not make any assumptions, adjustments, or estimates with respect to total taxable compensation and did not annualize compensation for any of the employees who were not employed for all of 2020. Notwithstanding this, our disclosure is a reasonable estimate that involves a degree of imprecision although we calculated it in a manner consistent with Item 402(u) of Regulation S-K.

We calculated annual total compensation for 2022 for the Median Employee (a Hamilton Beach Brands, Inc. employee) using the same methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table. The Median Employee’s annual total compensation was $66,704. Mr. Trepp served as our President and CEO throughout 2022 and, as reflected in the 2022 Summary Compensation Table, his total compensation in 2022 was $2,709,759. Based on this, our estimate of the ratio of CEO compensation to the compensation of our Median Employee for 2022 was approximately 41 to 1.

Pay Versus Performance

As required by pay versus performance rules adopted by the SEC in 2022 (“PVP Rules”) and in effect for the first time for this Proxy Statement, the following Pay Versus Performance table (“PVP Table”) provides SEC-required information about compensation for 2022 for this Proxy Statement’s named executive officers, as well as compensation for 2021 for our named executive officers from our 2022 Proxy Statement (each of 2021 and 2022, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below, collectively, as the “PVP NEOs”. The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

•	The information in columns (b) and (d) of the PVP Table comes directly from this and last year’s Summary Compensation Tables, without adjustment;

•

As required by the SEC’s PVP Rules, we describe the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts may not necessarily reflect the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years, respectively; and

•

As required by the SEC’s PVP Rules, we provide information in the PVP Table below about our cumulative absolute total shareholder return (“TSR”) results and our U.S. GAAP net income results (the “External Measures”) during the Covered Years. We did not, however, actually base any compensation decisions for the PVP NEOs on, or link any PVP NEO pay to, these particular External Measures because the External Measures were not metrics used in our short-term or long-term incentive plans during the Covered Years. As a result, we did not design our PVP NEO compensation to move in tandem with improving, declining or steady achievement in these External Measures.

Pay Versus Performance Table

PAY VERSUS PERFORMANCE
Year (a)	Summary Compensation Table (“SCT”) Total for PEO (b)(1)	Compensation Actually Paid to PEO (c)(1)(2)(3)	Average SCT Total for Non-PEO Named Executive Officers (d)(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(1)(2)(3)	Value of Initial Fixed $100 Investment Based on:	Net Income (g)
					Total Shareholder Return (f)(4)
2022	$2,709,759	$2,709,759	$961,152	$961,152	$75.39	$25,267,000
2021	$2,698,811	$2,698,811	$910,561	$910,561	$84.27	$21,306,000

(1)

Gregory H. Trepp was our principal executive officer (“PEO”) for the full year for each of 2022 and 2021. For 2022, our non-PEO PVP NEOs were Michelle O. Mosier and R. Scott Tidey. For 2021, our non-PEO PVP NEOs were Michelle O. Mosier, R. Scott Tidey and Gregory E. Salyers.

(2)

For each Covered Year, in determining both the CAP to our PEO and the average CAP to our non-PEO PVP NEOs for purposes of this PVP Table, we deducted from or added back to the total amounts of compensation reported in column (b) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2022 ($)	2021 ($)
For Gregory H. Trepp:
- SCT “Stock Awards” column value	(798,696)	(733,847)
- SCT “Option Awards” column value	N/A	N/A
+ year-end fair value of outstanding equity awards granted in Covered Year	N/A	N/A
+/- change in fair value of outstanding equity awards granted in prior years	N/A	N/A
+ vesting date fair value of equity awards granted and vested in Covered Year	798,696	733,847
+/- change in fair value of prior-year equity awards vested in Covered Year	N/A	N/A
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	N/A	N/A
+ includable dividends/earnings on equity awards during Covered Year	N/A	N/A
TOTAL ADDED (DEDUCTED):	0	0

Item and Value Added (Deducted)	2022 ($)	2021 ($)
For Non-PEO Named Executive Officers (Average):
- SCT “Stock Awards” column value	(170,632)	(147,293)
- SCT “Option Awards” column value	N/A	N/A
+ year-end fair value of outstanding equity awards granted in Covered Year	N/A	N/A
+/- change in fair value of outstanding equity awards granted in prior years	N/A	N/A
+ vesting date fair value of equity awards granted and vested in Covered Year	170,632	147,293
+/- change in fair value of prior-year equity awards vested in Covered Year	N/A	N/A
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	N/A	N/A
+ includable dividends/earnings on equity awards during Covered Year	N/A	N/A
TOTAL ADDED (DEDUCTED):	0	0

(3)

December 31 has been determined by us to represent the accounting grant date for awards granted to our PVP NEOs in each Covered Year under the Long-Term Equity Plan, which date is also the same date on which such awards are considered vested for purposes of the PVP Table. As a result, there is no difference between the fair value of those awards on the accounting grant date and the vesting date, and no change between SCT totals and CAP for our PVP NEOs.

(4)

For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on Nasdaq Stock Market on December 31, 2020 through and including the last day of the Covered Year (each one-year and two-year period, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2022 and 2021, as applicable. Because Covered Years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The following charts provide, across the Covered Years, descriptions of the relationships between (1) PEO CAP and the average non-PEO PVP NEO CAP (in each case as set forth in the PVP Table above) and (2) each of the performance measures set forth in columns (f) and (g) of the PVP Table above.

PART IV - OTHER IMPORTANT INFORMATION

Equity Compensation Plan Information

The following table sets forth the information as of December 31, 2022 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	1,016,214	(1)
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	1,016,214	(1)

Class B Shares:
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	0

(1)

The share amount in column (c) includes 193,646 shares available under our Non-Employee Directors Plan, 100,000 shares available under our Supplemental Equity Plan, and 722,568 shares available under our Long-Term Equity Plan. Of these shares, 22,251 shares were issued to directors in January 2023, and 169,227 shares were issued under the Long-Term Equity Plan in March 2023.

Beneficial Ownership Of Class A Common And Class B Common Stock

Set forth in the following tables is the indicated information as of March 17, 2023 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common, and (3) the beneficial ownership of Class A Common and Class B Common by our directors, director nominees, NEOs and all of our executive officers, directors and director nominees as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Abigail II LLC (1) 5910 South University Blvd. Unit C-18 Greenwood Village, CO 80121-2879	Class A	—	(1)	—	(1)	698,200	(1)	6.69%
FMR LLC (2) 245 Summer Street Boston, MA 02210	Class A	617,817	(2)	—	(2)	617,817	(2)	5.92%
Third Avenue Management LLC (3) 675 Third Avenue Suite 2900-005 New York, NY 10017	Class A	570,298	(3)	—	(3)	570,298	(3)	5.46%
Mark R. Belgya (4)	Class A	31,219		—		31,219		* *
J.C. Butler, Jr. (4)	Class A	183,990	(5)	158,558	(5)	342,548	(5)	3.28%
Paul D. Furlow (4)	Class A	49,342		—		49,342		* *
John P. Jumper (4)	Class A	38,187		—		38,187		* *
Dennis W. LaBarre (4)	Class A	48,888		—		48,888		* *
Michael S. Miller (4)	Class A	33,293		—		33,293		* *
Michelle Mosier(6)	Class A	27,307		—		27,307		* *
Alfred M. Rankin, Jr. (4)	Class A	486,212	(7)	56,882	(7)	534,094	(7)	5.20%
Thomas T. Rankin (4)	Class A	189,711	(8)	6,444	(8)	196,155	(8)	1.88%
James A. Ratner (4)	Class A	48,048		—		48,048		* *
R. Scott Tidey	Class A	65,340		—		65,340		* *
Gregory H. Trepp	Class A	254,040		—		254,040		2.43%
Clara R. Williams (4)	Class A	183,628	(9)	37,439	(9)	221,067	(9)	2.12%
All executive officers, directors and director nominees as a group (15 persons)	Class A	1,628,561	(10)	259,323	(10)	1,887,884	(10)	18.08%

**	Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class A Common on February 10, 2023 reported that Abigail II LLC (“Abigail II”) may be deemed as a group to beneficially own the shares of Class A Common reported above. Abigail II is made up of individuals and entities holding ownership interests in Abigail II. Although Abigail II is deemed to hold 698,200 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. The power to vote or dispose of the shares held by Abigail II is deemed to be shared by Beatrice B. Taplin, Britton T. Taplin and Frank F. Taplin, as Members and Managers of Abigail II.

(2)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 9, 2023 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(3)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 10, 2023 reported that Third Avenue Management LLC (“TAM”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser. Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, holds 568,084 shares of Class A Common. Various separately managed accounts for whom TAM acts as investment advisor hold 2,214 shares of Class A Common.

(4)

Pursuant to our Non-Employee Directors’ Plan, each current non-employee director has the right to acquire additional shares of Class A Common within 60 days after March 17, 2023. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2023 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2023.

(5)

J.C. Butler, Jr. may be deemed to beneficially own, and share with his spouse the power to vote and dispose of 158,558 shares of Class A Common beneficially owned by his spouse; he disclaims beneficial ownership of such shares. Mr. Butler disclaims beneficial ownership of 20,470 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of such shares.

(6)

Michelle Mosier resigned as the Senior Vice President, Chief Financial Officer and Treasurer of HBB effective January 13, 2023. Based on available information, as of March 17, 2023, Ms. Mosier beneficially owned 27,307 shares of Class A Common.

(7)

Alfred M. Rankin, Jr. may be deemed to beneficially own, and shares the power to vote and dispose of 56,882 shares of Class A Common held by (a) members of Mr. A. Rankin’s family and (b) trusts for the benefit of members of Mr. A. Rankin’s family. Mr. A. Rankin disclaims beneficial ownership of such shares. Mr. A. Rankin disclaims beneficial ownership of 69,872 shares of Class A Common held in trust for the benefit of his spouse and for which he is the trustee and has sole power to vote and dispose of such shares.

(8)

Thomas T. Rankin may be deemed to beneficially own, and share with his spouse the power to vote and dispose of 6,444 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. T. Rankin disclaims beneficial ownership of 2,340 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of such shares.

(9)

Clara R. Williams may be deemed to beneficially own, and shares the power to vote and dispose of 37,439 shares of Class A Common held by (a) members of Ms. Williams’ family and (b) trusts for the benefit of members of Ms. Williams’ family. Ms. Williams disclaims beneficial ownership of such shares.

(10)

The aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees and the aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class A Common of which: (a) Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; (b) Mr. Butler has disclaimed beneficial ownership in note (5) above; (c) Mr. T. Rankin has disclaimed beneficial ownership in note (8) above; and (d) Ms. Williams has disclaimed beneficial ownership in note (9) above. As described in note (4) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after March 17, 2023 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—		—		3,362,311	(1)	92.65%
Rankin Associates I, L.P. (2) 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—		—		944,742	(2)	26.03%
Rankin Associates IV, L.P. (3) 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—		—		800,000	(3)	22.05%
Rankin Associates II, L.P. (4) 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—		—		676,590	(4)	18.64%
Mark R. Belgya	Class B	—		—		—		—
J.C. Butler, Jr.	Class B	2,800	(5)	2,421,332	(5)	2,424,132	(5)	66.80%
Paul D. Furlow	Class B	—		—		—		—
John P. Jumper	Class B	6,968		—		6,968		* *
Dennis W. LaBarre	Class B	17,669		—		17,669		* *
Michael S. Miller	Class B	—		—		—		—
Michelle Mosier (6)	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	346,095	(7)	2,421,332	(7)	2,767,427	(7)	76.26%
Thomas T. Rankin	Class B	135,778	(8)	2,421,332	(8)	2,557,110	(8)	70.47%
James A. Ratner	Class B	12,272		—		12,272		* *
R. Scott Tidey	Class B	—		—		—		—
Gregory H. Trepp	Class B	—		—		—		—
Clara R. Williams	Class B	—		2,421,332	(9)	2,421,332	(9)	66.72%
All executive officers, directors and director nominees as a group (15 persons)	Class B	521,582	(10)	2,421,332	(10)	2,942,914	(10)	81.10%

**	Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 10, 2023 (the “Stockholders’ 13D/A”) reported that, except for the Company, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,362,311 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 92.65% of the Class B Common outstanding on March 17, 2023 or 71.95% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.

(2)

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 10, 2023 reported that Rankin Associates I, L.P. (“Rankin I”) and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 944,742 shares of Class B Common held by Rankin I. Although Rankin I holds the 944,742 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(3)

A Schedule 13D/A filed with the SEC with respect to Class B Common on June 6, 2022 reported that Rankin Associates IV, L.P. (“Rankin IV”) and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 800,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 800,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

(4)

A Schedule 13D filed with the SEC with respect to Class B Common on February 10, 2023 reported that Rankin Associates II, L.P. (“Rankin II”) and the trusts holding limited partnership interests in Rankin II may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 676,590 shares of Class B Common held by Rankin II. Although Rankin II holds the 676,590 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin II, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin II. Each of the trusts holding general and limited partnership interests in Rankin II share with each other the power to dispose of such shares. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin II and the consent of the holders of more than 75% of all of the partnership interests of Rankin II. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.

(5)

J.C. Butler, Jr.’s spouse is a member of Rankin I, Rankin II and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 2,421,332 shares of Class B Common held by Rankin I, Rankin II and Rankin IV; he disclaims all interest in such shares. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. Butler is subject to the stockholders’ agreement. Mr. Butler’s spouse, as trustee of a generational skipping trust that was established for her benefit, pledged 25,661 shares of Class B Common in connection with sales of partnership interests that were executed as part of family estate planning.

(6)

Michelle Mosier resigned as the Senior Vice President, Chief Financial Officer and Treasurer of HBB effective January 13, 2023. Based on available information, as of March 17, 2023, Ms. Mosier beneficially owned zero shares of Class B Common.

(7)

As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. A. Rankin may be deemed to beneficially own, and share the power to dispose of, 944,742 shares of Class B Common held by Rankin I. Mr. A. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. As a result, the group consisting of Mr. A. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 676,590 shares of Class B Common held by Rankin II. In addition, Mr. A. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. A. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 800,000 shares of Class B Common held by Rankin IV. Included in the table above for Mr. A. Rankin are 2,421,332 shares of Class B Common held by Rankin I, Rankin II and Rankin IV. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. A. Rankin. is subject to the stockholders’ agreement.

(8)

As a result of Thomas T. Rankin’s holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. T. Rankin may be deemed to beneficially own, and share the power to dispose of, 944,742 shares of Class B Common held by Rankin I. Mr. T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. As a result, the group consisting of Mr. T. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 676,590 shares of Class B Common held by Rankin II. In addition, Mr. T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. T. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 800,000 shares of Class B Common held by Rankin IV. The Stockholders’ 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. T. Rankin are 2,421,332 shares of Class B Common held by Rankin I, Rankin II and Rankin IV. Mr. T. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. T. Rankin is subject to the stockholders’ agreement. Mr. T. Rankin, as trustee of certain generational skipping trusts that were established for the benefit of his children, pledged 52,959 shares of Class B Common in connection with sales of partnership interests that were executed as part of family estate planning.

(9)

As a result of Clara R. Williams holding through her trust, of which she is trustee, partnership interests in Rankin I, Ms. Williams may be deemed to beneficially own, and share the power to dispose of, 944,742 shares of Class B Common held by Rankin I. Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin II. As a result, the group consisting of Ms. Williams, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 676,590 shares of Class B Common held by Rankin II. In addition, Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin IV. As a result, the group consisting of Ms. Williams, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 800,000 shares of Class B Common held by Rankin IV. Included in the table above for Ms. Williams are 2,421,332 shares of Class B Common held by Rankin I, Rankin II and Rankin IV. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in each such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Ms. Williams is subject to the stockholders’ agreement.

(10)

The aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group and the aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; Mr. Butler has disclaimed beneficial ownership in note (5) above; Mr. T. Rankin has disclaimed beneficial ownership in note (8) above; and Ms. Williams has disclaimed beneficial ownership in note (9) above.

Alfred M. Rankin, Jr. and Thomas T. Rankin are brothers. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. Clara R. Williams is the daughter of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 1,302,864 shares, or 12.47%, of the Class A Common and 2,906,005 shares, or 80.08%, of the Class B Common outstanding on March 17, 2023. The combined beneficial ownership of all our directors and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,887,884 shares, or 18.08%, of the Class A Common and 2,942,914 shares, or 81.10%, of the Class B Common outstanding on March 17, 2023. Such shares of Class A Common and Class B Common together represent 67.01% of the combined voting power of all Class A Common and Class  B Common outstanding on such date.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2022, all filing requirements applicable for reporting persons were met, except for (i) David B. Williams who, due to administrative error, failed to timely report one transaction which was subsequently reported on a Form 4 filed on May 27, 2022, and (ii) Clara R. Williams who, due to administrative error, failed to timely report one transaction which was subsequently reported on a Form 4 filed on May 27, 2022.

Procedures For Submission And Consideration Of Director Candidates

Stockholder recommendations for nominees for election to our Board must be submitted in writing to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year’s annual meeting of stockholders. All stockholder recommendations for director nominees must set forth the following information:

1.

the name and address of the stockholder recommending the candidate for consideration as such information appears on the records of the Company, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.

complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company;

4.	the disclosure of any relationship of the candidate being recommended with the Company or any of its subsidiaries or affiliates, or its independent public accountants, whether direct or indirect;

5.

the disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with the independent registered public accounting firm of the Company;

6.

a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

7.

a written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Company’s undertaking of an investigation into that individual’s background, credit history, education, experience and other qualifications in the event that the NCG Committee desires to do so, has consented to be named in the Company’s proxy statement and has consented to serve as a director of the Company, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that our directors must possess. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate and other factors identified from time to time by the Board. The NCG Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, and the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board and other new director candidates. The NCG Committee’s goal in selecting directors for nomination to the Board is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Company to pursue its strategic objectives.

The NCG Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Company. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate whom it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the NCG Committee will meet to determine whether to recommend the candidate to the Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.

The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee will consider various potential candidates. Candidates may be recommended by current members of the Board, third-party search firms or stockholders. No search firm was retained by the NCG Committee during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Company. In order to preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

Submission Of Stockholder Proposals

Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before December 1, 2023. Such proposals must be addressed to the Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. A stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 31, 2023 but on or before January 30, 2024 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 31, 2023 and January 30, 2024.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company no later than 60 calendar days prior to the first anniversary of this year’s Annual Meeting. If the date of the next annual meeting is changed by more than 30 calendar days from the first anniversary of this year’s Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made. Accordingly, for the next annual meeting, stockholders must deliver such notice no later than March 11, 2024.

Notices should be submitted to the address set forth above.

Solicitation Of Proxies

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, proxies may be solicited by our directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

Other Matters

The directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

Lawrence K. Workman, Jr.

Secretary

Glen Allen, Virginia

March 30, 2023

It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are encouraged to fill out, sign, date and mail the enclosed form of proxy in the enclosed postage-paid envelope or in the alternative, to vote electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to complete the single enclosed form of proxy or vote once via the internet or telephone. If you wish to attend the meeting and vote in person, you may do so.

Hamilton Beach Brands Holding Company	Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:00 a.m. ET on May 10, 2023. Online Go to www.investorvote.com/HBB or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HBB

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2 and 4, and for 1 YEAR on Proposal 3.

1. Election of Directors 01 - Mark R. Belgya 05 - Dennis W. LaBarre 09 - James A. Ratner	02 - J.C. Butler, Jr. 06 - Michael S. Miller 10 - Gregory H. Trepp	03 - Paul D. Furlow 07 - Alfred M. Rankin, Jr. 11 - Clara R. Williams	04 - John P. Jumper 08 - Thomas T. Rankin	+

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05	06	07	08	09	10	11
☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Proposal to approve, on an advisory basis, the Company’s Named Executive Officer compensation.	☐	☐	☐	3. Proposal to approve, on an advisory basis, the frequency for future advisory votes to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐
4. Proposal to ratify the appointment of Ernst and Young, LLP as the independent registered public accounting firm of the Company for 2023.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

1 U P X

03S40A

2023 Annual Meeting Admission Ticket

2023 Annual Meeting of Hamilton Beach Brands Holding Company Stockholders

May 10, 2023, 11:00 a.m. Eastern Time

5875 Landerbrook Dr., Cleveland OH 44124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The 2023 Proxy Statement and 2022 Annual Report are available, free of charge, at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials.

The Company’s Annual Report for the year ended December 31, 2022 is being mailed to stockholders concurrently with the 2023 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not considered part of the proxy soliciting material.

If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HBB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 10, 2023

Dennis W. LaBarre and Alfred M. Rankin, Jr., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hamilton Beach Brands Holding Company to be held on May 10, 2023 or at any postponement or adjournment thereof.

When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed, FOR Proposals 2 and 4, and for 1 YEAR on Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.